UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

THE GAP, INC.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing forwhich the offsetting fee was paid previously. Identify the previous filing by registration statement number, or theform or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Notice of Annual Meeting of Gap Inc. Shareholders

Proxy Statement

June 2, 2008 San Francisco, California

THE GAP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Monday, June 2, 2008

10:00 a.m., San Francisco Time

PLACE	Gap Inc. Headquarters
Two Folsom Street
San Francisco, California 94105

ITEMS OF BUSINESS	•	Elect a Board of Directors;
	•	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending on January 31, 2009;
	•	Approve an Amendment to our Employee Stock Purchase Plan to increase the number of shares of our common stock available for issuance thereunder (from 24,500,000 to 32,500,000); and
	•	Transact such other business as may properly come before the meeting.

RECORD DATE	You must be a shareholder of record at the close of business on April 7, 2008 to vote at the Annual Meeting.
PROXY VOTING	Whether or not you plan to attend the Annual Meeting, please vote your shares by either:

a.	Completing and returning the enclosed proxy card;
b.	Using the toll-free telephone number on your proxy card, if you are in Canada or the United States; or
c.	Using the Internet by following the instructions on your proxy card.

If you vote by telephone or Internet (our preferred methods due to significant cost savings to us), you do not need to return your proxy card.

INTERNET AVAILABILITY	Pursuant to new Securities and Exchange Commission (“SEC”) rules, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2007 Annual Report to Shareholders are available at: www.gapinc.com/public/Investors/inv_fin_annual_reports_and_proxy.htm

ADMISSION TO THE

ANNUAL MEETING	If you plan to attend the meeting and you are a shareholder of record (your shares are in your name), you must bring the enclosed admission ticket and photo identification with you to the meeting.

If you plan to attend the meeting and your shares are held in “street name” (your shares are held in a brokerage account), check the box on the right side of the card so that your broker can send you a legal proxy. You must bring the legal proxy along with photo identification to the meeting. You will not be allowed to attend this meeting without proof of share ownership and identification. Please allow ample time for check-in.

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

April 16, 2008

THE GAP, INC.

TWO FOLSOM STREET

SAN FRANCISCO, CALIFORNIA 94105

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Gap, Inc. for use at our Annual Meeting of Shareholders to be held on June 2, 2008, at 10:00 a.m., San Francisco Time, at Gap Inc. Headquarters, Two Folsom Street, San Francisco, California, 94105 and at any adjournment thereof.

This Proxy Statement and enclosed form of proxy will be first sent to shareholders on or about April 18, 2008. References in this Proxy Statement to the “Company,” “we,” “us,” and “our” refer to The Gap, Inc.

The Proxy

The persons named as proxyholders were selected by our Board of Directors and are officers of the Company.

The proxyholders will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by our Board of Directors as follows:

FOR the election of the directors nominated by the Board of Directors;

FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009; and

FOR an amendment to our Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock available for issuance thereunder.

We will pay all expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition to solicitation by mail, certain of our officers, directors and employees (who will receive no extra compensation for their services) may solicit proxies by telephone, fax or in person.

You may revoke your proxy at any time before its exercise by writing to our Corporate Secretary at our principal executive offices as follows:

Corporate Secretary

The Gap, Inc.

Two Folsom Street

San Francisco, California 94105

You may also revoke your proxy by timely delivery of a properly executed, later-dated proxy (including a telephone or Internet vote) or by voting in person at the Annual Meeting.

Shareholders with the Same Last Name and Address

In accordance with notices we sent to certain shareholders, we are sending only one copy of our annual report and proxy statement to shareholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing, postage and administrative expenses, as well as natural resources.

If you received a household mailing this year and you would like to have additional copies mailed to you, please submit your request in writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105, or by calling us at (415) 427-4697.

If you are a shareholder of record (your shares are in your name and not held in a brokerage account) and you would like to opt out of householding for future mailings, please submit your request in writing to Wells Fargo Bank, N.A., Shareowner Services, Attn: Householding /The Gap, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854, or call us at (415) 427-4697. Similarly, you may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

If you hold your stock in “street name,” (your shares are held in a brokerage account), you may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Vote Confidentiality

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects the voting privacy of our shareholders. Your vote will not be disclosed to anyone, except

•	As required to tabulate and certify the vote;

•	As required by law; and/or

•	If you provide written comments on your proxy card (the proxy card and comments would then be forwarded to us for review).

Voting Securities and Voting Rights

Our only outstanding voting securities are our shares of common stock, of which 734,240,552 shares were outstanding at the close of business on April 7, 2008. Only shareholders of record at the close of business on that date are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted to the meeting.

The independent election inspector(s) appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Election of directors by shareholders will be determined by a plurality of the votes of the shares present, in person, or by proxy at the Annual Meeting and entitled to vote on the election of directors. Under our Corporate Governance Guidelines, at any meeting of shareholders where nominees are subject to an uncontested election (the number of nominees is equal to the number of seats), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, shall submit to the Corporate Secretary of the Company a letter offering his or her resignation, subject to the Board of Directors’ acceptance. The Governance, Nominating and Social Responsibility Committee will consider the offer of resignation and will recommend to the Board the action to be taken. The Board of Directors will act promptly with respect to each such letter of resignation and will promptly notify the director concerned of its decision. The Board of Directors’ decision will be disclosed publicly.

The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year should be treated as routine matters. To the extent your brokerage firm votes your shares on your behalf on either of these two proposals, your shares also will be counted as present for the purpose of determining a quorum.

Other Business

If any matter not mentioned in this Proxy Statement is properly brought before the meeting, including without limitation (i) matters about which the proponent failed to notify us on or before March 12, 2008, (ii) shareholder proposals omitted from this Proxy Statement and the form of proxy pursuant to the proxy rules of the Securities and Exchange Commission, and (iii) matters incidental to the conduct of the meeting, the proxyholders will vote upon such matters in accordance with their best judgment pursuant to the discretionary authority granted by the proxy. As of the date of the printing of this Proxy Statement, our management is not aware, nor has it been notified, of any other matters that may be presented for consideration at the meeting.

Proposals of Shareholders

If a shareholder would like us to consider including a proposal in our Proxy Statement and form of proxy for our Annual Meeting in 2009, the Company’s Corporate Secretary must receive it no later than December 19, 2008. Proposals must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

Our Amended and Restated Bylaws provide that in order for a shareholder to bring business before our Annual Meeting in 2009 (other than a proposal submitted for inclusion in the Company’s proxy materials), the shareholder must give written notice to our Corporate Secretary by no later than the close of business (San Francisco Time) on March 4, 2009, and no earlier than February 2, 2009 (i.e., not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed this Proxy Statement to shareholders). The notice must contain information required by our Bylaws, including a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the shareholder proposing the business, the number of shares of the Company’s stock beneficially owned by the shareholder, any material interest of the shareholder in the business proposed, and other information required to be provided by the shareholder pursuant to the proxy rules of the Securities and Exchange Commission. If a shareholder fails to submit the notice by March 4, 2009, then the proposed business would not be considered at our Annual Meeting in 2009 due to the shareholder’s failure to comply with our Bylaws. Additionally, in accordance with Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, as amended, management proxyholders intend to use their discretionary voting authority with respect to any shareholder proposal raised at our Annual Meeting in 2009 as to which the proponent fails to notify us on or before March 4, 2009. Notifications must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained by writing to our Corporate Secretary at that address or at www.gapinc.com (follow the Investors, Governance links).

PROPOSALS REQUIRING YOUR APPROVAL

PROPOSAL NO. 1 — Election of Directors

NOMINEES FOR ELECTION AS DIRECTORS

Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Governance, Nominating and Social Responsibility Committee of the Board of Directors has nominated the persons whose names are set forth below, all of whom are current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all these nominees to the Board of Directors.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the Board of Directors may reduce the number of directors fixed by our Bylaws, or the proxies may be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of the nominee. Set forth below is certain information concerning the nominees, including age and principal occupation during at least the last five years, based on data furnished by each nominee.

 = Committee Chair       = Committee Member

Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance, Nominating and Social Responsibility Committee

Howard P. Behar, age 63. Director since 2003. Executive of Starbucks Corporation, 1989-1999 and 2001-2002.

Adrian D. P. Bellamy, age 66.

Director since 1995.

Executive Chairman of The Body Shop International plc, a personal care retailer, since 2002. Chairman of Reckitt Benckiser plc. and Director of Williams-Sonoma, Inc.

Domenico De Sole, age 64.

Director since 2004.

Chairman of Tom Ford International, a luxury retailer, since 2005. President and Chief Executive Officer of Gucci Group NV, a luxury multi-brand company, 1995-2004. Director of Newell Rubbermaid Inc. and Telecom Italia.

= Committee Chair       = Committee Member

Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance, Nominating and Social Responsibility Committee

Donald G. Fisher, age 79.

Director since 1969.

Founder. Chairman Emeritus since 2004. Chairman of the Company, 1969-2004. Chief Executive Officer of the Company, 1969-1995. Director of The Charles Schwab Corporation.

(Donald G. Fisher and Doris F. Fisher are husband and wife, and parents of Robert J. Fisher.)

Doris F. Fisher, age 76. Director since 1969. Founder. Merchandiser of the Company, 1969-2003. (Donald G. Fisher and Doris F. Fisher are husband and wife, and parents of Robert J. Fisher.)

Robert J. Fisher, age 53.

Director since 1990.

Interim President and Chief Executive Officer of the Company, January 2007-August 2007. Chairman of the Company, 2004-August 2007. Executive of the Company, 1992-1999.

(Robert J. Fisher is the son of Donald G. and Doris F. Fisher.)

Penelope L. Hughes, age 48. Director since 2002. Executive of the Coca-Cola Company, 1984-1994. Director of Home Retail Group plc, Reuters Group plc, and Skandinaviska Enskilda Banken AB.

Bob L. Martin, age 59.

Director since 2002.

Lead Independent Director since 2002. Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company, since 2002. Independent Consultant, 1999-2002. President and Chief Executive Officer of Wal-Mart International, a division of Wal-Mart Stores, Inc., 1984-1999. Director of Conn’s Inc. and Furniture Brands International, Inc.

 = Committee Chair       = Committee Member

Nominee	Audit and Finance Committee	Compensation and Management Development Committee	Governance, Nominating and Social Responsibility Committee

Jorge P. Montoya, age 61.

Director since 2004.

President, Global Snacks & Beverages, and President, Latin America, of The Procter & Gamble Company, a consumer products company, 1999-2004. Director of Kroger Co.

Glenn K. Murphy, age 46.

Director since 2007.

Chairman and Chief Executive Officer of the Company since August 2007. Chairman and Chief Executive Officer of Shoppers Drug Mart, a drugstore chain, 2001-2007.

James M. Schneider, age 55.

Director since 2003.

Executive Chairman, Frontier Bancshares Inc., a bank holding company, since February 2007. Senior Vice-President and Chief Financial Officer of Dell Inc., 2000-2007. Director of General Communication, Inc. and Lockheed Martin Corporation.

Mayo A. Shattuck III, age 53.

Director since 2002.

Chairman of Constellation Energy Group, an energy company, since 2002. President and Chief Executive Officer of Constellation Energy Group since 2001. Director of Capital One Financial Corporation.

Kneeland C. Youngblood, age 52.

Director since 2006.

Co-founder and managing partner of Pharos Capital Group, LLC., a private equity firm, since 1998. Director of Burger King Holdings, Inc. and Starwood Hotels & Resorts Worldwide, Inc.

Information concerning our executive officers who are not also directors is set forth in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the Board, the responsibilities of the various Board committees, and the procedures for reporting concerns to the Board. Our Corporate Governance Guidelines are available at www.gapinc.com (follow the Investors, Governance, Guidelines links) or to our shareholders by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, CA 94105.

Code of Business Conduct

Our Code of Business Conduct is designed to promote a responsible and ethical work environment for all Gap Inc. employees and directors. The Code contains guidelines on conflicts of interest, legal compliance, company information and assets, and political contributions and activities. Our Code of Business Conduct is available at www.gapinc.com (follow the Investors, Corporate Compliance links) or to our shareholders by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, CA 94105.

Director Independence

The Board of Directors has analyzed the independence of each director and nominee and has determined that the following directors are independent under the New York Stock Exchange (“NYSE”) rules and have no direct or indirect material relationships with the Company:

Howard P. Behar	Penelope L. Hughes	James M. Schneider
Adrian D. P. Bellamy	Bob L. Martin	Mayo A. Shattuck III
Domenico De Sole	Jorge P. Montoya	Kneeland C. Youngblood

In particular, the Board has determined that none of these directors have relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual.

Board Meetings

The Board met six times during fiscal 2007. The Board of Directors has three standing committees: the Governance, Nominating and Social Responsibility Committee; the Audit and Finance Committee; and the Compensation and Management Development Committee, described below. Each director nominee attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, individual Board members often work together and with management outside formal meetings.

The independent directors are scheduled to meet without the presence of management during each regularly scheduled Board meeting. Our Lead Independent Director, Mr. Martin, is responsible for organizing, managing and presiding over the independent director sessions of the Board, and reporting on outcomes of the sessions to the Chief Executive Officer (“CEO”) and Chairman as appropriate. In addition, Mr. Martin presides over non-management director sessions.

Governance, Nominating and Social Responsibility Committee

The Board’s Governance, Nominating and Social Responsibility Committee is composed solely of independent directors, as defined under Securities and Exchange Commission and New York Stock Exchange rules. The Committee met five times in fiscal 2007.

The members of the Governance, Nominating and Social Responsibility Committee are: Howard P. Behar, Adrian D. P. Bellamy, Penelope L. Hughes, Bob L. Martin (chair), Jorge P. Montoya, Mayo A. Shattuck III, and Kneeland C. Youngblood. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the Company’s corporate governance matters, including the development of corporate governance guidelines, periodic evaluation of the Board, its committees and individual directors, identification and selection of director nominees, Board succession planning, oversight of the Company’s policies and practices relating to social and environmental issues, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board Committees links) or to any shareholder on request by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

Nomination of Directors

The Governance, Nominating and Social Responsibility Committee has the responsibility to identify, evaluate, and recommend qualified candidates to the Board. The Chairman and CEO, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management interview each candidate as requested by the Chairman and CEO or chair of the Committee.

The Committee has, in the past, engaged third-party independent consultants to identify potential director nominees based on identified criteria and a needs assessment. These consultants have also assisted the Committee in identifying a diverse pool of qualified candidates and in evaluating and pursuing individual candidates at the direction of the Committee.

All director nominees must possess certain core competencies, some of which may include experience in retail, consumer products, international business/markets, real estate, store operations, finance and accounting, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, or experience as a CEO. In addition to having one or more of these core competencies, director nominees are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business. All director nominees are pre-screened to ensure that each candidate has qualifications that complement the overall core competencies of the Board. The screening process also includes conducting a background evaluation and an independence determination.

The Committee will also consider director nominees recommended by shareholders. Our Amended and Restated Bylaws provide that in order for a shareholder to propose director nominations at the meeting of shareholders in 2009, the shareholder must give written notice to our Corporate Secretary no later than the close of business (San Francisco Time) on March 4, 2009, and no earlier than February 2, 2009 (i.e., not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed this Proxy Statement to shareholders). The notice must contain (i) information required by our Bylaws about the identity and background of each nominee and the shareholder making the nomination, (ii) other information that must be disclosed in proxy solicitations for election of directors under the proxy rules of the Securities and Exchange Commission, (iii) the nominee’s consent to the nomination and to serve, if elected, and (iv) certain other information required by our Bylaws. If a shareholder fails to submit the notice by March 4, 2009, then the nominee(s) of the shareholder will not be considered at our Annual Meeting in 2009 in accordance with our Bylaws. Notifications must be addressed to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105. A copy of the full text of the Bylaw provisions relating to our advance notice procedure may be obtained at www.gapinc.com (follow the Investors, Governance links) or to any shareholder on request by writing to our Corporate Secretary at the above address.

Evaluation of Directors

The Governance, Nominating and Social Responsibility Committee is also responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of experiences and backgrounds, and are effective and productive. As part of the process, each member completes a detailed and thorough questionnaire that includes Board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received. The Committee reports the results annually to the Board, at which time the Board discusses opportunities and agrees upon plans for improvement as appropriate. A director will not be nominated for reelection unless it is affirmatively determined that he or she is substantially contributing to the overall effectiveness of the Board.

Audit and Finance Committee

The Board’s Audit and Finance Committee is composed solely of independent directors, as defined under Securities and Exchange Commission and New York Stock Exchange rules. The Committee met nine times in fiscal 2007.

The members of the Audit and Finance Committee are Domenico De Sole, Penelope L. Hughes, James M. Schneider, Mayo A. Shattuck III (chair), and Kneeland C. Youngblood. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the registered public accounting firm’s qualifications, independence and performance, the performance of the internal audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board Committees links) or by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

Audit Committee Financial Experts

Our Board of Directors has determined that the Audit and Finance Committee has two members who are “audit committee financial experts” as determined under Regulation S-K Item 407(d)(5) of the Securities Exchange Act of 1934: Messrs. Shattuck and Schneider, both of whom are “independent” directors as determined under applicable New York Stock Exchange listing standards.

Compensation and Management Development Committee

The Board’s Compensation and Management Development Committee is composed solely of independent directors, as defined under Securities and Exchange Commission and New York Stock Exchange rules. The Committee met nine times in fiscal 2007.

The members of the Compensation and Management Development Committee are Howard P. Behar (chair), Adrian D. P. Bellamy, Bob L. Martin, and Jorge P. Montoya. This Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive officer and director compensation, succession planning for senior management, development and retention of senior management, and such other duties as directed by the Board of Directors. The Committee’s charter is available at www.gapinc.com (follow the Investors, Governance, Board Committees links) or by writing to our Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

The Committee approves all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. Our CEO evaluates each executive officer and discusses with the Committee his assessment and recommendations for compensation. The CEO is not present during the Committee’s deliberations about his own compensation. The Committee also oversees senior management development, retention and succession plans. The Committee has delegated authority, within defined parameters, to certain individuals to approve grants of stock options and stock units to employees below the Vice President level (see the Compensation Discussion and Analysis on page 34 for more details).

The Committee has engaged Frederic W. Cook & Co. as its independent executive compensation consultant, who is consulted by the Committee from time to time on the compensation program structure and specific individual compensation arrangements (see the Compensation Discussion and Analysis on page 26 for more details).

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, Messrs. Behar, Bellamy, Martin and Montoya served on the Compensation and Management Development Committee of the Board of Directors. During fiscal 2007, none of our executive officers served on the board of directors of any company where one of that company’s executive officers served as one of our board members.

Attendance of Directors at Annual Meetings of Shareholders

Our policy regarding attendance by directors at our Annual Meeting of Shareholders states that our Chairman, Lead Independent Director and committee chairs should attend and be available to answer questions at our Annual Meeting, if reasonably practicable. Our policy also encourages all other directors to attend. All of our director nominees attended our 2007 Annual Meeting.

Communication with Directors

Interested parties can send direct communications to our Board of Directors (through our Chairman, Lead Independent Director, and Corporate Secretary) by email to: board@gap.com.

Stock Ownership Guidelines for Directors

We have adopted minimum stock ownership guidelines for our Directors. Each non-management director should, within three years of joining the Board of Directors, hold stock of the company worth at least three times the annual base retainer then in effect. Management directors are required to own stock of the company in accordance with our stock ownership requirements for executives, described on page 34. Our insider trading policy prohibits speculation in Gap Inc. stock, including prohibiting short sales, and prohibits directors from entering into transactions intended to hedge their ownership interest in the Company’s stock.

Additional Corporate Governance Information

If you would like further information regarding our corporate governance practices, please visit the governance and compliance sections of www.gapinc.com (follow the Investors link). Those sections include:

•	Our Corporate Governance Guidelines (available in print on request to our Corporate Secretary);

•	Our Code of Business Conduct (available in print on request to our Corporate Secretary);

•	Our Committee Charters;

•	Our Certificate of Incorporation;

•	Our Bylaws;

•	A method for interested parties to send direct communications to our Board of Directors (through our Chairman, Lead Independent Director and Corporate Secretary) by email to board@gap.com; and

•

Methods for employees and others to report suspected violations of our Code of Business Conduct or accounting, internal accounting controls or auditing concerns to our Corporate Compliance department by confidential email to corporate_compliance@gap.com or through our Code Hotline (866) GAP-CODE (in the United States) in which calls are answered by a live operator from an outside company. Calls are free, confidential and may be made anonymously. Accounting, auditing, and other significant concerns are referred by the Corporate Compliance department to the Audit and Finance Committee.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

The table below shows the annual retainer, attendance fees and committee chair retainer (if applicable) we paid to our non-employee directors in fiscal 2007 and the changes that were made for fiscal 2008:

	Fiscal 2007	Fiscal 2008
Annual Retainer (1)	$50,000	$70,000
Additional Annual Retainer for Committee Chairs
Audit and Finance Committee	20,000	20,000
Compensation and Management Development Committee	20,000	20,000
Governance, Nominating and Social Responsibility Committee	10,000	10,000
Additional Annual Retainer for Lead Independent Director	10,000	20,000
Fee per Board Meeting (2)	2,000	—
Fee per regularly scheduled Committee Meeting	1,500	1,500

Footnotes
(1)

Prior to Glenn K. Murphy’s appointment as our Chairman and CEO in July 2007, the Chairman was
entitled to an additional annual retainer of $75,000. Mr. Murphy will not receive any additional compensation for his services as Chairman.

(2)

The Board meeting attendance fee was eliminated for fiscal 2008. However, non-employee directors who reside primarily outside of North America receive a fee of $2,000 for attendance at each Board and/or committee meeting requiring travel to the United States.

Employee directors are not eligible for the annual retainer or attendance fees, and are not eligible to serve on committees or as committee chairs.

Equity Compensation

Under our 2006 Long-Term Incentive Plan, non-employee directors receive the following:

•	each new non-employee director automatically receives stock units with an initial value of $100,000 based on the then-current fair market value of the Company’s common stock; and

•

each continuing non-employee director automatically receives, on an annual basis, stock units with an initial value of $100,000 at the then-current fair market value of the Company’s common stock; provided that, beginning in fiscal 2008, the value of the first annual stock unit grant for newly-appointed non-employee directors (i.e., non-employee directors who were appointed after the Company’s last annual shareholders meeting) will be prorated based on the number of days that the director has served between his or her appointment and the date of the first annual stock unit grant.

All initial stock units to new non-employee directors are granted on the date of appointment to the Board. All continuing non-employee director stock units are granted on the first business day after each Annual Meeting of Shareholders. The number of stock units are rounded down to the nearest whole share. These stock units are fully-vested but are subject to a three-year deferral period. During the deferral period, the stock units earn dividend equivalents which are reinvested in additional units annually. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to each non-employee director unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon the resignation or retirement of a non-employee director.

Expense Reimbursement and Other Benefits

We also pay for or reimburse directors for travel expenses related to attending Board, committee, and approved Company business meetings, and approved educational seminars. Additionally, we provide non-employee directors access to office space and administrative support for Company business from time to time.

We occasionally invite spouses to accompany directors to Board related events, for which we pay or reimburse travel expenses. These travel expenses are reported as compensation to the director and are grossed up to cover taxes. In addition, directors and their immediate families are eligible to receive discounts on our merchandise in accordance with The Gap, Inc. corporate employee merchandise discount policy.

In January 2006, we established The Gap, Inc. Supplemental Deferred Compensation Plan (“SDCP”) whereby highly compensated employees, including executive officers, and non-employee directors may elect to defer receipt of certain eligible income. The SDCP allows eligible employees to defer a percentage of their salary and bonus on a pre-tax basis, and allows non-employee directors to defer their retainers and meeting fees. The deferred amounts are indexed to the participant’s choice of approved investment funds, including a notional Gap Stock Fund based on the performance of the Company’s common stock. Non-employee director deferrals are not matched and, in fiscal 2007, above-market or preferential interest rate options were no longer available on deferred compensation.

The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan that provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. In fiscal 1996, the Board of Directors terminated this plan for future directors. Mr. Bellamy is the only current director who may be eligible for plan benefits, assuming he meets the requirements of the plan, including remaining on the Board until age 72. In that event, he would receive an annual benefit payment equal to $27,000. The duration of these annual payments would equal the number of years that he served on the Board. If Mr. Bellamy dies before the maximum payment period expires, payments would continue for the life of his surviving spouse, or until the end of the maximum payment period, whichever is sooner.

Charitable Gift Matching

Directors are eligible to participate in our Gift Match Program available to all employees, under which we match contributions to eligible nonprofit organizations, up to certain annual limits. In fiscal 2007, Mr. Robert J. Fisher, in his role as Chairman, and Mr. Donald G. Fisher and Mrs. Doris F. Fisher, as founders of the Company, had annual matching limits of $25,000. The annual limit for other non-employee directors was $10,000 under the Gift Match Program. Mr. Glenn K. Murphy, as our Chairman and CEO, had an annual matching limit of $100,000. Employee directors are also eligible to participate in our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000 for executives.

Director Compensation Summary

The following table sets forth certain information regarding the compensation of our directors in fiscal year 2007, which ended February 2, 2008:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Howard P. Behar	$103,000	$99,989	$24,553	$0	$0	$10,000	$237,542
Adrian D.P. Bellamy	79,500	99,989	24,553	0	14,319	11,500	229,861
Domenico De Sole	70,500	99,989	37,276	0	0	0	207,765
Doris F. Fisher	60,000	0	0	0	0	50,000	110,000
Penelope L. Hughes	81,500	99,989	24,553	0	0	0	206,042
Bob L. Martin	103,000	99,989	24,553	0	0	10,000	237,542
Jorge P. Montoya	80,000	99,989	24,553	0	0	10,000	214,542
James M. Schneider	75,500	99,989	24,553	0	0	10,000	210,042
Mayo A. Shattuck III	101,500	99,989	24,553	0	0	10,000	236,042
Kneeland C. Youngblood	81,500	99,989	0	0	0	10,000	191,489

Footnotes
(1)	Robert J. Fisher was compensated as our Chairman and a non-employee director, but did not receive any additional compensation for services provided as our Interim President and CEO. However, pursuant to SEC requirements, Mr. Fisher’s compensation for his services as a director is reported in the Summary Compensation Table and related executive compensation tables, beginning on page 39.

Donald G. Fisher is an executive officer of the Company and was compensated as an employee and not as a director. However, his total compensation did not put him in the category of a named executive officer. During fiscal 2007, he did not receive additional compensation for his Board service. In fiscal 2007, Mr. Fisher’s salary was $544,700. He also received a bonus for fiscal 2007 in the amount of $539,525, paid in March 2008. All other compensation for Mr. Fisher, including Company matching contributions under the Company’s 401(k) Plan and Company matching contributions under the Company’s Gift Match Program, totaled approximately $59,000.

Glenn K. Murphy was compensated as our CEO and received no additional compensation as our Chairman or a Director. Mr. Murphy’s compensation for his services as CEO is reported in the Summary Compensation Table and related executive compensation tables, beginning on page 39.

Footnotes (continued)
(2)

This column reflects the compensation expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with the Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), “Share-Based Payment.” All stock awards reported in this column were granted in fiscal 2007, and this column also reflects the grant date fair value of those stock awards, computed in accordance with SFAS 123(R). The following directors had outstanding stock awards as of 2007 fiscal year-end: Mr. Behar (11,036), Mr. Bellamy (11,036), Mr. De Sole (11,036), Ms. Hughes (11,036), Mr. Martin (11,036), Mr. Montoya (11,036), Mr. Schneider (11,036), Mr. Shattuck (11,036), and Mr. Youngblood (10,886). For the period during which the payment of these units is deferred (see page 13), they will earn dividend equivalents which are reinvested in additional units annually. Please refer to Note 9, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 28, 2008 for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)

This column reflects the compensation expense recognized for financial statement reporting purposes in fiscal 2007 in accordance with SFAS 123(R). All option awards reported in this column were granted prior to fiscal 2007. The following directors had outstanding option awards as of 2007 fiscal year-end: Mr. Behar (33,765), Mr. Bellamy (77,802), Mr. De Sole (22,500), Ms. Hughes (41,094), Mr. Martin (15,000), Mr. Montoya (26,565), Mr. Schneider (32,651), and Mr. Shattuck (38,410). Please refer to Note 9, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 28, 2008 for the relevant assumptions used to determine the valuation of our stock and option awards.

(4)	The amount in this column for Mr. Bellamy represents the estimated change in present value of his accumulated benefit under the Company’s Non-Employee Director Retirement Plan, described on page 13.
(5)

This column represents Company matching contributions under the Company’s Gift Match Program. The annual gift match eligibility limits described in the Charitable Gift Matching section on page 14 are based on the director’s original donation date; however, in some cases the Company does not process the director’s match request until the next fiscal year. To ensure that all gift match amounts are reported, the reported amounts are based upon the date that the director requests a match from the Company. As a result, in some cases the reported amount appears higher than the gift match eligibility.

PROPOSAL NO. 2 — Selection of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009. If shareholders fail to approve the selection of Deloitte & Touche LLP, the Audit and Finance Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit and Finance Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Audit and Finance Committee believes that such a change would be in the best interests of us and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP are expected to be present, available to make statements, and available to respond to appropriate shareholder questions at the Annual Meeting.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended February 2, 2008 and February 3, 2007 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”), which includes Deloitte Consulting:

Fiscal Year 2007 and 2006 Accounting Fees

	2007		2006
Fees (see notes below)	Amount	% of Total Fees for Year	Amount	% of Total Fees for Year
Audit Fees	$4,628,000	95%	$4,250,000	96%
Audit-Related Fees	164,000	3%	134,000	3%
Tax Fees	97,000	2%	65,000	1%
All Other Fees	1,500	–%	1,000	–%
Total	$4,890,500	100%	$4,450,000	100%

“Audit Fees” consists of fees for professional services rendered in connection with the audit of our consolidated annual financial statements, the review of our interim consolidated financial statements included in quarterly reports, and the audits in connection with statutory and regulatory filings or engagements.

“Audit-Related Fees” consists of fees for professional services rendered in connection with the audit of our employee benefit plans and audit procedures required by store leases.

“Tax Fees” consists of fees billed for professional services rendered for tax compliance and tax advice. These services include assistance regarding federal, state and international tax compliance, and competent authority proceedings.

“All Other Fees” consists of fees for products and services other than the services reported above. In fiscal 2006, this category included fees related to tax software and related training. In fiscal 2007, this category included fees related to accounting research software.

The Audit and Finance Committee has a policy to monitor and limit, as appropriate, non-audit related services performed by our independent registered public accounting firm. The policy requires pre-approval by the Audit and Finance Committee of all services performed by our independent registered public accounting firm.

Report of the Audit and Finance Committee

The Audit and Finance Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm qualifications, independence and performance, the performance of the internal audit function, the effectiveness of the corporate compliance program, and such other duties as directed by the Board of Directors. The Committee operates under a written charter (available at www.gapinc.com, follow the Investors, Governance, Board Committees links) adopted by the Board of Directors. The Committee is composed exclusively of directors who are independent under New York Stock Exchange listing standards and Securities and Exchange Commission rules.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended February 2, 2008 with the Company’s management. In addition, the Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance).

The Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 for filing with the Securities and Exchange Commission.

Mayo A. Shattuck III (Chair)

Domenico De Sole

Penelope L. Hughes

James M. Schneider

Kneeland C. Youngblood

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, this report shall not be deemed to be incorporated by reference into any such filing.

PROPOSAL NO. 3 — AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE EMPLOYEE STOCK PURCHASE PLAN

Our Employee Stock Purchase Plan (the “ESPP”) provides our eligible employees and those of our participating subsidiaries with the opportunity to purchase shares of our common stock through convenient payroll deductions. The Board of Directors has determined that in order to continue to allow participation in the ESPP as a means to attract and retain talented employees, the number of shares issuable under the ESPP should be increased. Therefore, on March 17, 2008, the Compensation and Management Development Committee recommended and, on March 26, 2008, the Board of Directors approved an amendment to the ESPP to reserve an additional 8,000,000 shares of common stock for issuance under the ESPP, increasing the total reserved shares from 24,500,000 to 32,500,000, subject to approval of our shareholders at the Annual Meeting.

As of February 29, 2008, the Company had issued and employees had purchased 21,020,838 shares of the original 24,500,000 shares authorized under the ESPP. Accordingly, there is the possibility that, without this amendment, there would be insufficient authorized shares for future issuances. Based on past participation rates, the Company believes that the additional authorized shares will be sufficient for purchases under the ESPP for approximately five more years.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND THE ESPP TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER.

A summary of the principal features of the ESPP is provided below, but is qualified in its entirety by reference to the full text of the ESPP that was filed electronically with this proxy statement with the Securities and Exchange Commission. Such text is not included in the printed version of this proxy statement. A copy of the ESPP is available from the Company’s Corporate Secretary at The Gap, Inc., Two Folsom Street, San Francisco, California 94105.

Purpose

The purpose of the ESPP is to provide our eligible employees with the opportunity to purchase shares of our common stock through payroll deductions.

Eligibility to Participate

Most of our employees and those of our participating subsidiaries are eligible to participate in the ESPP. However, employees who would own stock and/or hold outstanding options to purchase stock representing five percent or more of our voting stock or the voting stock of any of our subsidiaries are not eligible. Also, seasonal employees (that is, employees whose customary employment is for not more than five months in any calendar year) are not eligible. As of March 1, 2008, approximately 130,000 employees were eligible to participate and approximately 7,800 employees were participating in the ESPP.

Administration, Amendment and Termination

Subject to the terms of the ESPP, the Company has all discretion and authority necessary to supervise and control the operation and administration of the ESPP, including the power to interpret and determine any question arising in connection with the ESPP. The Company may delegate one or more of its duties in the administration of the ESPP to any one of its employees or to any other person. The Board of Directors, in its sole discretion, may amend or terminate the ESPP at any time and for any reason, including approving amendments that could increase the cost of the ESPP or alter the allocation of benefits among the participants. Assuming approval of this proposal, we plan to register the additional 8,000,000 shares on Form S-8 under the Securities Act of 1933.

Enrollment and Contributions

Eligible employees voluntarily elect whether or not to enroll in the ESPP. Employees join for a purchase period of three months. Employees who have enrolled in the ESPP in previous periods will continue to participate in future rolling three-month periods. However, an employee may cancel his or her participation at any time (subject to ESPP rules). Employees contribute to the ESPP through payroll deductions. Participating employees generally may contribute up to 15% of their eligible compensation through after-tax payroll deductions. From time to time, the Company may establish a lower maximum permitted contribution percentage or change the length of the purchase periods (but in no event may any purchase period exceed 27 months). After the purchase period begins, employees may not change their current contribution percentage until the next enrollment period.

Purchase of Shares

On the last business day of each three-month purchase period, each participating employee’s payroll deductions are used to purchase shares of common stock for the employee. The price of the shares purchased will be 85% of the stock’s market value on the last day of the purchase period. Market value under the ESPP means the closing price of the common stock on the New York Stock Exchange Composite Transactions Index for the day in question. However, during any single year, no employee may purchase under the ESPP more than the lesser of 25,000 shares of common stock or $25,000 based on market value on the applicable enrollment date(s). Shares sold under the ESPP may be newly issued shares or treasury shares. In the event of any stock split or other change in our capital structure, appropriate adjustments will be made in the number, kind and purchase price of the shares available for purchase under the ESPP.

Termination of Participation

Participation in the ESPP terminates when a participating employee’s employment with the Company ceases for any reason, the employee withdraws from the ESPP, or the ESPP is terminated or amended such that the employee no longer is eligible to participate.

Federal Income Tax Consequences

The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. As a result, the U.S. federal income tax consequences of the purchase of shares of common stock under the ESPP are as follows:

An employee will have no taxable income when the shares of common stock are purchased for him or her under the ESPP. The employee generally will be taxed when he or she sells or otherwise disposes of the stock (such sales or dispositions are collectively referred to below as sales).

The employee’s income tax treatment depends on whether shares are sold within 24 months after the first day of the three-month purchase period in which the shares were purchased (the “24-month holding period”). For a sale after the 24-month holding period, an employee will have ordinary income equal to the lesser of: (i) 15% of the fair market value of the shares on the first day of the purchase period; or (ii) the amount by which the fair market value of the stock at the time of sale exceeds the purchase price. Any additional gain from a sale after the 24-month holding period will be taxed as a long-term capital gain. Any loss will be taxed as a long-term capital loss. If shares are sold before the end of the 24-month holding period, the entire amount of the discount received from the stock’s market price when the shares were purchased will be taxed as ordinary income. Any additional gain or any loss, measured by the difference between the sales proceeds and the fair market value of the stock when the shares were purchased, will be taxed as a long-term or short-term capital gain or loss, depending on whether the employee has held the shares for more than one year at the time of sale. The holding period for determining whether the gain or loss is short-term or long-term begins on the day after the stock is purchased through the ESPP. We will be entitled to deduct for federal income tax purposes an amount equal to the ordinary income that an employee recognizes when he or she sells stock purchased under the ESPP within the 24-month holding period. We will not be entitled to such a deduction with respect to any shares that are sold after the 24-month holding period.

Other Information

On April 7, 2008, the closing price of the Common Stock was $19.19.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth certain information as of April 7, 2008, to indicate beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee and each executive officer and former executive officer named in the “Summary Compensation Table” of this Proxy Statement, and (iii) all our directors and executive officers as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Awards Vesting Within 60 Days (1)	Total	% of Class (2)
Directors and Named Executive Officers
Howard P. Behar	2,600	44,801	47,401	*
Adrian D. P. Bellamy	33,337	88,838	122,175	*
Domenico De Sole	650	33,536	34,186	*
Doris F. Fisher and Donald G. Fisher (3)	51,755,045	0	51,755,045	7.1%
Robert J. Fisher (4) (5) (10)	140,909,326	62,793	140,972,119	19.2%
Marka V. Hansen	62,325	1,304,250	1,366,575	*
Penelope L. Hughes	2,000	52,130	54,130	*
Bob L. Martin	29,629	26,036	55,665	*
Jorge P. Montoya	2,000	37,601	39,601	*
Glenn K. Murphy	151,261	0	151,261	*
James M. Schneider	4,240	43,687	47,927	*
Mayo A. Shattuck III	14,319	49,446	63,765	*
Sabrina L. Simmons	2,816	191,000	193,816	*
Kneeland C. Youngblood	0	10,886	10,886	*
All directors and executive officers, as a group (19 persons) (6)	192,982,593	3,185,254	196,167,847	26.6%
Former Executive Officers
Byron H. Pollitt, Jr. (7)	0	0	0	*
Dawn Robertson (8)	0	150,000	150,000	*
Lauri M. Shanahan (9)	29,866	450,025	479,891	*
Certain Other Beneficial Holders
Fisher Core Holdings L.P. (10)	101,000,000	0	101,000,000	13.8%
John J. Fisher (11) (10)	146,621,840	0	146,621,840	20.0%
William S. Fisher (12) (10)	138,878,880	0	138,878,880	18.9%

Footnotes
(1)

Reflects stock options exercisable and stock units vesting within 60 days after April 7, 2008. Also includes the outstanding stock units earned but unpaid to non-employee directors, which are subject to a three-year deferral period but would be issued immediately upon the resignation or retirement of the non-employee director, as described on page 13.

(2)	An “*” indicates ownership of less than 1% of the outstanding shares of our common stock.

Footnotes (continued)
(3)

Doris F. Fisher and Donald G. Fisher are husband and wife. Their address is Two Folsom Street, San Francisco, California 94105. In the table shown above, the 51,755,045 shares beneficially owned by Doris F. Fisher and Donald G. Fisher are beneficially owned by both of them as community property. Amounts shown do not include shares held directly or indirectly by the Fishers’ three adult sons or their spouses, beneficial ownership of which is disclaimed as neither Doris F. Fisher nor Donald G. Fisher have voting or dispositive control over such shares.

(4)

Includes 2,623,725 shares held jointly by Robert J. Fisher and his spouse, 19,393,356 shares held by Robert J. Fisher as trustee under certain trusts for which voting and investment power is shared, and 101,000,000 shares held by Fisher Core Holdings L.P., of which Robert J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein (5,000,000 shares). Also see footnote 10 below and the note regarding various Fisher family holdings immediately following this table. Robert J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 117,655 shares owned by Robert J. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

(5)	Mr. Robert J. Fisher ceased to be the Interim CEO and President in August 2007. He remains a member of the Board.
(6)	Reflects the information above as well as information regarding our unnamed executive officers.
(7)	Mr. Pollitt ceased to be an executive officer of the Company in September 2007. Outstanding shares of Common Stock reported for him are as of that date.
(8)	Ms. Robertson ceased to be an executive officer of the Company in February 2008. Outstanding shares of Common Stock reported for her are as of that date.
(9)	Ms. Shanahan ceased to be an executive officer of the Company in March 2008. Outstanding shares of Common Stock reported for her are as of that date.
(10)

The address of Fisher Core Holdings L.P. is One Maritime Plaza, Suite 1400, San Francisco, California 94111. As general partners, Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher have shared power (by majority vote) to vote and dispose of or direct the vote and disposition of all of these shares. This disclosure is based on information contained in a report filed on March 4, 2008 on Schedule 13D/A with the Securities and Exchange Commission pursuant to Rule 13d-2 of the Securities Exchange Act of 1934, as amended. Also see the note regarding various Fisher family holdings immediately following this table.

(11)

Includes 20,277,383 shares held by John J. Fisher as trustee under certain trusts including 19,393,356 shares for which voting and investment power is shared, and 101,000,000 shares held by Fisher Core Holdings L.P., of which John J. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein (5,000,000 shares). Also see footnote 10 above and the note regarding various Fisher family holdings immediately following this table. John J. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 36,250 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

(12)

Includes 639,196 shares held jointly by William S. Fisher and his spouse, 20,127,383 shares held by William S. Fisher as trustee under certain trusts including 19,393,356 shares for which voting and investment power is shared, and 101,000,000 shares held by Fisher Core Holdings L.P., of which William S. Fisher is a general partner and over which he shares voting and investment power. Mr. Fisher disclaims individual beneficial ownership of shares owned by Fisher Core Holdings L.P. or its other general partners except to the extent of his actual ownership interest therein (5,000,000 shares). Also see footnote 10 above and the note regarding various Fisher family holdings immediately following this table. William S. Fisher’s address is One Maritime Plaza, Suite 1400, San Francisco, California 94111. Amounts shown do not include 221,959 shares owned by Mr. Fisher’s spouse, beneficial ownership of which is disclaimed as Mr. Fisher does not have voting or dispositive control over such shares.

Note Regarding Various Fisher Family Holdings: Securities and Exchange Commission rules require reporting of beneficial ownership of certain shares by multiple parties, resulting in multiple counting. The 101,000,000 shares held by Fisher Core Holdings L.P. (see footnote 10 above) are included three additional times in the above table under the names of Messrs. Robert J. Fisher, John J. Fisher, and William S. Fisher (that is, there are only 101,000,000 shares rather than 404,000,000 shares). Also note that the 19,393,356 shares held in trust by each of Robert J. Fisher, John J. Fisher, and William S. Fisher actually represent an aggregate of 29,090,034 shares, rather than 58,180,068 shares, as a result of shared voting and investment power. For purposes of the above table, removing the shares counted multiple times (described above) results in an aggregate total ownership of 26.6% of outstanding shares for Messrs. John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. The aggregate total ownership of Mrs. Doris F. Fisher and Messrs. Donald G. Fisher, John J. Fisher, Robert J. Fisher, William S. Fisher and Fisher Core Holdings L.P. is 33.7% of outstanding shares. Mrs. Doris F. Fisher, and Messrs. Donald G. Fisher, John J. Fisher, Robert J. Fisher, and William S. Fisher each disclaim beneficial ownership over shares owned by other members of the Fisher family and Fisher Core Holdings L.P., except as specifically disclosed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and holders of more than 10% of the Company’s common stock, to file with the Securities and Exchange Commission reports about their ownership of the Company’s common stock. Such directors, officers and 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Securities and Exchange Commission regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2007 all Section 16(a) filing requirements were satisfied on a timely basis.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

For Named Executive Officers (“Executives”)

Compensation Objectives

Our compensation program is intended to align total compensation for executives with the short and long-term performance of the Company and to enable us to attract and retain executive talent. Specifically, the program is designed to:

•	Support a performance-oriented environment;

•	Motivate and reward achievement of annual and long-term objectives, as well as individual contributions;

•	Attract and retain executive talent;

•	Link executive rewards to shareholder returns; and

•	Encourage executive stock ownership.

Our program rewards executives for achievement of corporate and divisional financial and operating objectives, for their individual contributions to these results, and for optimizing shareholder returns. The majority of each executive’s total compensation opportunity is weighted toward incentive compensation tied to the financial performance of the Company and the long-term return realized by shareholders. When we do not achieve targeted performance levels and/or our stock does not appreciate, compensation that can be realized by our executives is substantially reduced. When we exceed targeted performance levels and/or our stock price appreciates, compensation that can be realized by our executives is substantially increased. We believe that this is the most effective means of aligning executive incentives with our shareholders’ interests.

Elements of Compensation

The main components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive bonus;

•	Long-term incentives; and

•	Benefits and perquisites.

We have chosen these elements because we believe each supports achievement of one or more of our compensation objectives, and that together they have been and will continue to be effective in this regard.

The use and weight of each compensation element is based on the judgment of the Compensation and Management Development Committee of the Board of Directors (the “Committee”) regarding the importance of each compensation objective in supporting the Company’s business and talent strategies, as well as the structure for these elements for executives at other companies. Base salary, benefits and perquisites represent less than half of each executive’s potential compensation at target performance levels reflecting the importance of performance-based compensation. We use cash compensation primarily for short-term incentives and rewards, base salaries, matching contributions in our retirement plans, new hire signing bonuses, and severance arrangements.

Compensation Analysis Framework

The Committee reviews executive compensation at least annually. The Committee’s review includes base salary, annual incentives, long-term incentives and the value of benefits and perquisites. Each element is considered individually and in total using “tally sheets” prepared by management, which are intended to summarize all of the elements of total actual and potential compensation and wealth accumulation. The tally sheets present the dollar value of each compensation component, including accumulated vested and unvested long-term incentive gains and potential gains using assumed stock price assumptions, vesting schedules for long-term incentive awards, accumulated deferred compensation and potential severance benefits.

The Committee also uses a summary of compensation data from other companies to support its analysis. The Committee selected a broad spectrum of retail and consumer products companies for purposes of comparing compensation levels (the “peer group”) because we have both recruited from and lost executive talent to these industries in the past.

The peer group is generally reviewed by the Committee each year. The current peer group is comprised of the following companies:

Abercrombie & Fitch

American Eagle Outfitters

Ann Taylor Stores

Avon Products

Best Buy

Children’s Place Retail Stores

Coach

Coca-Cola

Colgate-Palmolive

Costco Wholesale

Estee Lauder Companies

Disney

Fortune Brands

General Mills J.C. Penney J. Crew Johnson & Johnson Kellogg Kimberly-Clark Kohl’s Levi Strauss Limited Brands Liz Claiborne Macy’s McDonald’s Nike	Nordstrom PepsiCo Polo Ralph Lauren Procter & Gamble Ross Stores Sears Holdings Staples Starbucks Talbots Target TJX Companies Williams-Sonoma YUM Brands

The majority of peer group companies provide compensation data through surveys conducted by Towers Perrin, a national consulting company. This data is supplemented by information obtained through proxy statement disclosures and other public sources. The surveys provide levels of base salary, annual incentives, and long-term incentives in a summarized form, and we believe that this data provides a reasonable indicator of total compensation for the peer group. The Committee generally targets compensation within the range of compensation paid by the peer group, but compensation is not set to meet specific benchmarks or percentiles. The Committee uses the survey data as a frame of reference, along with the tally sheet data, when making compensation decisions.

In conducting its analysis and determining compensation, the Committee also considers these factors:

•	the nature of each executive’s role;

•	individual performance (based on specific financial and operating objectives for each executive, as well as leadership behaviors);

•	compensation history;

•	future potential contributions by the executive;

•	internal comparisons to other executives;

•	comparisons of the value and nature of each compensation element to each other and in total;

•	retention risk; and

•	compensation at former employers, in the case of new hires.

The Committee also considers management’s recommendations and advice from the Committee’s compensation consultant. Significant weight is placed on the recommendations of the CEO for compensation other than his own. The Committee also assesses the accounting and tax implications of each compensation element, and shareholder dilution in the case of equity awards.

Our performance during fiscal 2007 was above our expectations and exceeded target levels for our annual and long-term incentive plans. In addition, substantial stock unit grants were made in February 2007 to retain key executives. As a result, when the value of these retention grants are considered, actual total compensation in fiscal 2007 was above the median of the peer group data. Analysis for each compensation component and the decisions made as a result of the analysis are described below.

Role of the CEO and Compensation Consultant

The CEO evaluates each executive using the factors described under “Compensation Analysis Framework” above and makes recommendations about the structure of the compensation program and individual arrangements to the Committee. The CEO is generally present at Committee meetings when compensation, other than his own, is considered and approved. However, approval rests solely with the Committee.

The Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to provide advice to the Committee periodically on the compensation program structure and individual compensation arrangements, including the recent hire of our CEO. The consultant was selected by the Committee, does not provide any other services to the Company, and receives compensation only for services provided to the Committee. The consultant attends Committee meetings from time to time and also communicates with the Committee Chair outside of meetings as necessary. The consultant reports directly to the Committee, though the consultant meets with management from time to time to gather information on proposals to the Committee.

CEO Compensation

In August 2007, Glenn Murphy joined the Company as the Chairman of the Board, President and CEO. Prior to Mr. Murphy, Robert J. Fisher, who is currently a non-employee member of the Board, served as Chairman of the Board and Interim President and CEO following the departure of Paul Pressler in January 2007. During this time, Robert J. Fisher continued to receive his regular director compensation as Chairman and a non-employee member of our Board of Directors, but did not receive compensation for his additional responsibilities as Interim President and CEO.

Mr. Murphy’s compensation package is intended to reward him for significant, sustained improvement in the Company’s financial performance and returns to shareholders. A significant portion of his compensation requires short and long-term improvement in earnings performance, and long-term appreciation of our stock price. The Committee used the same factors outlined under “Compensation Analysis Framework” above to determine the value and structure of Mr. Murphy’s compensation, and its judgment on the value and type of compensation that would be needed to attract him to the Company in light of other available opportunities. The Committee received advice from its independent compensation consultant on the compensation structure. The Committee determined that the majority of Mr. Murphy’s potential compensation should be performance-based and earned over a longer time period than that typically used for other executives given the CEO’s role, the potential value of compensation payments based on achievement of goals and returns to shareholders, and to ensure improvements are sustained prior to vesting of a significant portion of potential compensation. Each compensation element is described more fully below.

Base Salary

Base salaries are set at a level which the Committee believes will effectively attract and retain top talent, considering the factors described under “Compensation Analysis Framework” above. Base salary changes impact the potential annual bonus and performance-based stock units described in the following sections because these elements are based on a percentage of base salary, and the Committee considered the impact on these elements in making its decisions. Potential deferred compensation accumulation and severance benefits are also impacted when base salaries are changed.

Mr. Murphy’s initial base salary was set at a level equal to that of our former CEO, Mr. Pressler, which the Committee determined was within the range of competitive salaries, reasonable when compared to other executives at the Company, and would be likely to attract him to the Company. Sabrina Simmons received significant base salary increases in fiscal 2007, one in connection with her promotion to Executive Vice President, Finance and Acting Chief Financial Officer in August 2007, and another in January 2008 following her promotion to Chief Financial Officer (“CFO”). In setting Ms. Simmons’ salary in August 2007, the Committee determined that her expanded job responsibilities, balanced by the acting nature of the role, warranted a salary at the lower end of the peer group data but within the range of salaries paid to other executives responsible for major corporate functions. The salary increase in January 2008 for Ms. Simmons reflected her formal appointment to CFO and positioned her toward the middle of the peer group data and appropriately relative to other executives at the Company. Our former CFO, Byron Pollitt, received a base pay increase in the first fiscal quarter consistent with percentage increases provided to employees generally to maintain competitive positioning. The Committee determined that the base salaries for Marka Hansen, Dawn Robertson, and Lauri Shanahan remained appropriate, and no increase was made.

Annual Incentive Bonus

Fiscal 2007 Annual Bonus

The Company established an annual cash incentive bonus program for executives to motivate and reward achievement of annual financial and operating objectives and to provide a competitive total compensation opportunity in support of our compensation objectives. The annual incentive bonus was based on two components:

1.	The financial performance of the Company or a division of the Company (75% weight).

2.	Subjective operating objectives (25% weight).

In setting the 2007 annual bonus structure, the Committee considered the Company’s business priorities and the factors described under “Compensation Analysis Framework” above and, based on this analysis, made these changes to create greater focus on earnings improvement and achievement of operating objectives:

1.	Cash incentive bonuses under the Executive Management Incentive Compensation Award Plan (“Executive MICAP”) based entirely on earnings instead of a combination of earnings, economic profit, and free cash flow. The weight of this component was increased to 75% to provide greater focus on earnings.

2.	Threshold Company earnings achievement no longer required before payment under the operating objectives component can be made, and the weight of the component reduced to 25% from 30% of the total bonus opportunity.

3.	Objectives under the operating objectives component vary by individual based on specific priorities within the relevant business unit or function.

Financial Performance Component

Bonus payments based on financial performance are generally made under the Executive MICAP. The Committee approves threshold, target and maximum performance goals at the beginning of each annual performance period. Bonuses are paid under the financial performance component only if threshold earnings goals are met. The Committee may reduce (but not increase) bonus payments payable under this component. Actual bonuses are generally paid in March.

For fiscal 2007, bonuses for financial performance were based on earnings goals. Earnings before interest and tax is the measure used for those with company-wide responsibilities and a similar measure is used for those with Division-level responsibilities, subject to adjustment for certain defined items such as extraordinary and non-recurring items. The earnings measure was selected because the Committee believed that for 2007 earnings should be a primary focus of executives and that measurement should be based on results within their control and accountability. The table below shows the fiscal 2007 earnings targets expressed as a percentage of fiscal 2006 actual results (normalized for transfers between divisions for comparison) that were established by the Committee to provide appropriate incentives in light of the Company’s business turnaround, and the actual earnings percentage achieved for fiscal 2007 after adjusting the results to exclude certain non-recurring restructuring and other costs.

Name	Company / Division	Threshold Earnings Goal as a Percentage of Fiscal 2006 Actual Earnings	Target Earnings Goal as a Percentage of Fiscal 2006 Actual Earnings	Maximum Earnings Goal as a Percentage of Fiscal 2006 Actual Earnings	Actual Earnings Percentage Achieved After Adjustments
Glenn K. Murphy	Gap Inc.	N/A	N/A	N/A	N/A
Sabrina L. Simmons	Gap Inc.	66%	82%	114%	114%
Marka V. Hansen	Gap North America	13%	18%	103%	111%
Dawn Robertson	Old Navy	81%	93%	113%	104%
Lauri M. Shanahan	Gap Inc.	66%	82%	114%	114%

Former Executive Officers
Robert J. Fisher	N/A	N/A	N/A	N/A	N/A
Byron H. Pollitt, Jr.	Gap Inc.	66%	82%	114%	114%

Ms. Simmons’ bonus under the financial component was paid outside the Executive MICAP and was based on financial performance for the Company, weighted at 75% (50% prior to her promotion). Ms. Simmons’ target bonus as a percentage of base salary was increased to 75% upon her promotion in August 2007, consistent with other executives at her level.

For fiscal 2007, the financial performance component of the annual incentive bonus for Ms. Hansen was based on the higher of the bonus payable had she remained in the role of President, Banana Republic or the bonus payable in her current role as President, Gap North America. The

Committee determined this treatment was appropriate because the strategies Ms. Hansen put in place at Banana Republic impacted Banana Republic’s fiscal 2007 results, and in recognition of her ability to impact Gap North America results in fiscal 2007. Ms. Hansen’s actual bonus was based on Gap North America results.

Robert J. Fisher and Mr. Murphy were not eligible to participate for fiscal 2007.

Operating Objectives Component

Executives were also eligible to receive bonuses for fiscal 2007 based on subjective operating objectives established at the beginning of the year. The extent to which these operating objectives for executives were accomplished was assessed qualitatively by the CEO at the end of the fiscal year, and were within his sole discretion. Any payout amounts were then recommended to the Committee for consideration and approval. The principal objectives included expense reductions, productivity improvement initiatives, inventory management initiatives, talent management initiatives and other operational improvement measures. These objectives varied by individual and were not assigned individual weights. Achievement of operating objectives, individually, were not material to the executive’s overall compensation.

Actual Bonuses

For fiscal 2007, target earnings goals were exceeded and as a result, payouts under the financial performance component were above targeted amounts. The table below describes the target annual bonus and potential payout range as a percentage of target for each executive, actual achievement levels for each component, and the actual award earned for fiscal 2007.

Name	Target Percentage of Base Salary	Potential Payout Range as a Percentage of Target	Actual Percentage Achieved: Financial Component	Actual Percentage Achieved: Operating Objectives Component	Actual Award
Glenn K. Murphy	0%	0%	N/A	N/A	$0
Sabrina L. Simmons	75%	0 –200%	198%	200%	643,566
Marka V. Hansen	75%	0 – 200%	200%	150%	1,265,625
Dawn Robertson	75%	0 – 200%	N/A	N/A	0
Lauri M. Shanahan	75%	0 – 200%	198%	150%	907,116

Former Executive Officers
Robert J. Fisher	0%	0%	N/A	N/A	0
Byron H. Pollitt, Jr.	75%	0 –200%	N/A	N/A	0

No operating objectives were set for Ms. Simmons as she was first promoted in August 2007. The Committee determined that 25% of her bonus (50% prior to her promotion) would be based on the CEO’s assessment of performance against individual goals set at the beginning of the year and this is the achievement level listed under the operating objectives component in the table above. Ms. Robertson was not employed on the Company’s payment date for bonuses related to the 2007 performance period, and she did not receive a bonus. The terms of her severance arrangement are more fully described on page 51 of this Proxy Statement. Mr. Pollitt left the Company in September 2007 and received no bonus.

Other Bonuses

Mr. Murphy received a signing bonus of $1,000,000 to further induce him to join the Company. Because this bonus is subject to repayment on a pro-rata basis if he voluntarily terminates his employment within two years from his start date, this bonus supports the Company’s retention objectives. Mr. Murphy received a payment equal to a prorated target bonus of $1,137,363 based on time in his position as CEO in fiscal 2007 in lieu of an annual bonus, which the Committee determined was required to attract him to the Company and in light of a partial year of employment. There were no performance metrics associated with this bonus.

Fiscal 2008 Annual Bonus

Executives Other Than the CEO

The annual incentive bonus program for fiscal 2008 continues to be based on achievement of earnings goals under Executive MICAP and individual objectives.

Because improvements in our financial performance are critical, the Committee determined that executives would be eligible to receive up to 75% of base salary in addition to the maximum bonus opportunity described above under “Fiscal 2007 Annual Bonus” if the maximum earnings goal set for the financial component of the 2008 annual bonus is achieved. This additional bonus opportunity will be subject to reduction by the Committee based on the extent to which the maximum goal is exceeded or on other factors in the Committee’s discretion.

Consistent with our goal of improved business performance, earnings goals have been set at a significantly higher level than those set for 2007.

Individual objectives (which were called operating objectives for fiscal 2007) vary by individual and include considerations such as expense reduction, talent management initiatives, productivity initiatives, and operational improvements.

No other significant changes have been made to the program for fiscal 2008.

CEO

Mr. Murphy’s annual bonus structure was determined by the Committee based on an analysis of the factors under “Compensation Analysis Framework” above. The Committee determined that a target amount of 150% of base salary and a maximum of 300% were both within the range of competitive practice and appropriate relative to other executives. The target and maximum amounts were increased from those of our former CEO as an inducement for Mr. Murphy to join the Company, to provide a stronger incentive to improve annual financial performance, and in recognition of the longer time frame attached to the majority of his long-term incentive compensation. The annual bonus is based 100% on earnings performance, consistent with the financial performance component for other executives. Mr. Murphy will not be eligible for the new additional bonus opportunity described above because the Committee determined that the maximum payout under the annual bonus plan represents a sufficient payout level based on annual performance and was appropriate in that achievement of maximum performance levels over time will likely lead to cumulative earnings performance triggering a substantial long-term incentive payout (see “Long-Term Incentives” below).

Long-Term Incentives

Stock-based long-term incentives create a direct link between executive compensation and shareholder returns by linking a significant portion of total compensation to the performance of the Company’s stock. Unlike some of our competitors, the Company does not have a defined benefit pension plan, and we rely on long-term incentives to provide a significant percentage of each executive’s retirement portfolio. Stock-based awards are granted under our 2006 Long-Term Incentive Plan (the “Plan”), which has been approved by our shareholders.

In determining the long-term incentives to be granted to each executive, the Committee considered the factors described under “Compensation Analysis Framework” above.

Executives Other Than the CEO

Long-term incentives are typically granted to executives annually (or, in the case of new executives, at the time they join the Company), but may also be granted in connection with promotions, to promote retention, and/or to create focus on specific performance objectives. Annual long-term incentive awards have typically consisted of stock options and, based on achievement of annual goals, stock units.

In January 2007, the Committee considered the retention risk created by the departure of our former CEO and determined that it was in the Company’s interests to grant stock units at the end of fiscal 2006 to Ms. Hansen, Mr. Pollitt, Ms. Robertson and Ms. Shanahan which would vest based on continued service with the Company rather than stock options because of their retention characteristics. In determining award amounts, the Committee considered the factors described under “Compensation Analysis Framework” above including a review of each individual’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for these awards, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, shareholder dilution, and total accounting expense, and used its judgment to determine the value required to help retain each executive. The awards vest 50% in year two, to create significant retention incentive for the critical retention period, and 50% in year three, except for Mr. Pollitt, whose award was due to vest 25% after one year and the remainder in years two and three due to a perceived heightened near-term retention risk. Mr. Pollitt and Ms. Robertson forfeited their awards when they left the Company. Ms. Shanahan forfeited one-half of her award when she left the Company. The remaining half vested under the terms of her severance agreement which is described on page 50 of this Proxy Statement.

The Committee determined that, given the substantial value of these awards, no annual long-term incentive awards would be made in fiscal 2007 other than the award earned by Ms. Hansen with respect to fiscal 2006 performance, which was granted in March 2007. To promote retention, stock units were also granted to Ms. Simmons in February 2007 in lieu of a grant under our annual program. In addition, Ms. Simmons was granted additional stock units in January 2008 in connection with her promotion to CFO to ensure retention characteristics similar to other executives.

Stock Options

We believe stock options focus executives on managing the Company from the long-term perspective of an owner. Stock options provide value to the recipient only if the price of our stock increases. Because of this inherent linkage to increased shareholder returns, and competitive practice, stock options have generally been weighted more heavily than the stock units described below as a percentage of total long-term incentive value. No awards of stock options were made to other executives in fiscal 2007 given the substantial value of the awards described above. For fiscal 2008, the Committee approved grants of stock options to executives, consistent with prior grant practice.

Stock Units

A portion of long-term incentives is delivered in units representing full value shares of our stock to promote retention and an ownership perspective. Unlike stock options, full value share awards, in combination with stock ownership requirements, subject executives to the same downside risk experienced by shareholders, but provide superior retention value if our stock price does not appreciate. In general, we believe the grant or vesting of a significant percentage of full value share awards for executives should be based on performance against annual or long-term objectives unless they are made to offset compensation from a prior employer in the case of a new hire. However, to meet the Company’s objective to retain key executive talent, we have granted stock units or other full value share awards which vest based only on continued service with the Company in the past and may do so in the future.

Executives are eligible to earn stock units payable in shares of our stock based on achievement of annual performance goals (“performance stock awards”). The Committee approves threshold, target, and maximum performance goals and potential awards at the beginning of each annual performance period. Awards are made only if threshold performance levels are met. The Committee may reduce (but not increase) actual awards that would otherwise be granted under the program. Actual awards are generally granted in March of the following fiscal year. Awards are subject to a vesting period based on continued service with the Company.

Based on a review of the factors described under “Compensation Analysis Framework” above, the Committee made these changes for fiscal 2007:

1.	The target award as a percentage of base salary for Ms. Hansen and Ms. Robertson was increased from 40% to 50% and for Ms. Shanahan and Mr. Pollitt from 30% to 40%. This change was made to ensure competitiveness and appropriate balance of incentive vehicles, and to support the Company’s retention objectives. Ms. Simmons’ target award was increased to 40% in August 2007 in connection with her promotion, consistent with other executives at her level.

2.	The performance measure was changed to be based entirely on earnings for the same reasons described under “Fiscal 2007 Annual Bonus” to reinforce executive focus on earnings improvement.

The same threshold, target and maximum earnings goals were used for performance stock awards earned in fiscal 2007 as are described above under “Fiscal 2007 Annual Bonus.”

The table below describes the potential award range as a percentage of base salary for each executive, actual achievement, and the actual award earned for fiscal 2007. Ms. Hansen’s award was based on Gap North America results as described above under “Fiscal 2007 Annual Bonus.”

Name	Target Percentage of Base Salary	Potential Payout Range as Percentage of Target	Percentage Achieved	Actual Award
Glenn K. Murphy	0%	0%	N/A	0
Sabrina L. Simmons	40%	0 – 200%	198%	17,551
Marka V. Hansen	50%	0 – 200%	200%	45,731
Dawn Robertson	50%	0 – 200%	N/A	0
Lauri M. Shanahan	40%	0 – 200%	198%	0

Former Executive Officers
Robert J. Fisher	0%	0%	N/A	0
Byron H. Pollitt, Jr.	40%	0 – 200%	N/A	0

For fiscal 2007, target earnings goals were exceeded (see table on page 28 for actual earnings achievement) and performance stock awards were granted, except to Mr. Pollitt, Ms. Robertson, and Ms. Shanahan who left the Company. Messrs. Murphy and Robert J. Fisher were not eligible. The awards will vest 50% two years following the grant date to create a retention incentive for a shorter time horizon and 50% three years following the grant date to promote longer term retention.

CEO

Our objective for the long-term incentive awards granted to Mr. Murphy was to create a compelling long-term compensation opportunity tied to significant, sustained improvements in the Company’s financial performance and shareholder returns, with a potential value that would attract him to the Company.

In determining the structure and value of these awards, the Committee considered the factors described under “Compensation Analysis Framework” above, including summaries of potential long-term value accumulation under various stock price and earnings performance scenarios over an eight year period. The Committee also considered the Company’s current business conditions, including the need to improve earnings on a sustained basis, potential competitive opportunities, and the structure most likely to appeal to Mr. Murphy while furthering the Company’s business objectives. Based on its analysis, the Committee determined that a combination of stock options granted at both current market and premium prices and a performance share award based on achievement of long-term cumulative net earnings goals, each with long-term vesting schedules, would best meet the Company’s objectives. In determining the size of the awards, the Committee decided that granting awards of significant size at the beginning of his employment with long-term goals and vesting schedules would create a more powerful performance incentive and help ensure sustainability of results. In light of this, the Committee determined that no further long-term incentive awards would be made to Mr. Murphy for a three-year period. In addition, Mr. Murphy purchased 150,000 shares of our stock within his first few weeks of employment, signaling his commitment and belief in the long-term potential of the Company.

The Committee believes that this package of long-term equity awards coupled with Mr. Murphy’s share ownership creates the right incentive for sustained improvements in the Company’s results and shareholder returns.

Performance shares will be based on the achievement of cumulative reported net earnings goals for fiscal years 2008 through 2011 described below, subject to adjustment for certain defined items such as extraordinary items and other non-recurring events.

Potential CEO Performance Shares

Cumulative net earnings for fiscal 2008 through 2011	Award
Less than $4.164 billion	None
Equal to or greater than $4.164 billion but less than $4.467 billion	500,000 shares
Equal to or greater than $4.467 billion but less than $5.011 billion	1,000,000 shares
Equal to or greater than $5.011 billion but less than $5.860 billion	1,500,000 shares
Equal to or greater than $5.860 billion	2,000,000 shares

Grant Practices

It has been our practice to grant long-term incentives to executives on an annual basis, usually in the first quarter of each fiscal year. This timing was selected because it follows the release of our annual financial results and completion of annual performance reviews. We also grant stock options and other equity awards on other dates to newly hired executives and periodically in connection with promotions or to ensure retention. We do not time equity grants in connection with the release of material non-public information. Grants are typically approved by the Committee at a scheduled meeting with an effective date equal to the meeting date or, if in the future, the hire date in the case of new employees. Rarely, grants are approved by unanimous written consent with an effective date equal to the later of the date of the last signature on the consent or the first day of employment if in the future. Grants to employees below the Vice President level are also approved by the CEO or Committee Chair on a monthly basis using authority delegated from the Committee, typically for newly hired employees in the prior month.

All stock options granted to employees during fiscal 2007 (other than premium-priced options granted to our CEO) had an exercise price equal to the closing price of our stock on the date of grant.

Stock options typically vest based on continued service at a rate of 25% annually beginning one year from the grant date, which we have determined is appropriate and helps meet our retention objectives. We have used other vesting schedules to align with vesting of compensation being forfeited at a prior employer or to align with critical retention periods. Executives must be employed on the vesting date to exercise stock options. Stock options are typically granted for a maximum term of ten years and vested options are exercisable for three months following employment termination. Vesting is generally accelerated upon death or retirement if the stock options are held for at least one year.

Stock units that are granted to executives have in most cases been scheduled to vest over three years, but the schedule may differ based on critical retention or performance periods, or the vesting of compensation being forfeited at a prior employer. Executives must be employed on the vesting date or awards are forfeited. Vesting is generally accelerated upon death or retirement if the awards are held for at least one year and any performance conditions have been previously satisfied.

Stock Ownership Requirements for the Executive Leadership Team

In 2004, we adopted minimum stock ownership requirements for the executive positions listed below to more closely link executive and shareholder interests and to encourage a long-term perspective in managing the enterprise. The requirements, stated in shares, are:

CEO:	150,000

Division President:	50,000

Corporate Executive Vice President:	25,000

Each executive has five years from December 1, 2004 (or from the first day named as an executive, if later) to reach the requirement. As of February 2, 2008, all covered executives had met their requirements. A complete description of the requirements, including accepted forms of ownership, is located at www.gapinc.com (follow the Investors, Governance, Executive Stock Ownership links). The Company’s insider trading policy applicable to executives prohibits speculation in the Company’s stock, including prohibiting short sales. In February 2007, this policy was revised to prohibit Executives subject to the ownership requirements from entering into transactions intended to hedge their ownership interest, up to the amount of the ownership requirement.

Benefits and Perquisites

Medical, dental, life and disability insurance and other benefits that are available to all full-time headquarter employees are available to executives. Certain additional benefits and limited perquisites are also provided to executives:

•

Financial planning services of approximately $12,000 to $21,000 per year based on when the executive initiated use of the services and cost to the Company. These services are provided because executives typically have more sophisticated financial planning requirements and we have determined that this is an effective attraction and retention tool (more limited financial counseling services are available generally to employees at lower levels).

•

Executive long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month. This insurance is in addition to that provided to employees generally in order to provide a reasonable level of income replacement.

•	Employees at the Director-level and above, including executive officers, are provided life insurance coverage of three times base salary up to a maximum of $2 million.

•

Highly compensated employees are eligible for the Supplemental Deferred Compensation Plan (“SDCP”). The SDCP allows participants to defer a percentage of their salary and bonus on a pre-tax basis. The Company does not make matching contributions to participant deferrals other than for base salary deferrals representing the excess of an employee participant’s base pay over the IRS qualified plan limit which are matched at up to 4%, the same rate in effect under the Company’s 401(k) plan. This match is intended to provide the same level of benefit received by participants not impacted by the limit. The SDCP was implemented for participants to help meet retirement savings goals given our lack of a pension plan, and to assist in efficient tax planning. No above-market or preferential interest rates are available on deferred compensation.

CEO Benefits and Perquisites

The Committee determined that in addition to the benefits and perquisites above, in order to attract Mr. Murphy to the Company, limited personal use of a Company airplane, relocation benefits, and reimbursement for select expenses associated with his initial employment was appropriate and reasonable as described below:

•

As part of his employment, Mr. Murphy will relocate with his family from Toronto, Canada to our headquarters in San Francisco, California. The Committee determined that relocation benefits consistent with those provided to other senior Company executives in similar circumstances were generally sufficient, but that given Mr. Murphy’s circumstances, additional temporary living expenses for up to one year were appropriate. Income attributable to Mr. Murphy for relocation expenses that is not otherwise tax deductible is generally grossed up for taxes. Because Mr. Murphy will not relocate immediately, the Committee determined that limited personal use of a Company airplane by Mr. Murphy or members of his family at an amount not to exceed $250,000 for fiscal 2007 and $400,000 for fiscal 2008 based on the incremental cost to the Company was appropriate to provide an efficient way to minimize travel time commitment for commuting and family visitation purposes. Mr. Murphy may also request reimbursement for the cost of any commercial travel that he or his immediate family members use to travel between Toronto and San Francisco, which also counts against these amounts. The amount taxable to Mr. Murphy for this corporate jet usage is grossed up by the Company only where travel is in connection with commuting trips to and from Toronto during the first 12 months of his employment.

•

Beginning in 2009, Mr. Murphy will have limited personal use of a Company airplane at an amount not to exceed $200,000 per year based on the incremental cost to the Company. The Committee approved this perquisite as both a competitive attraction and retention tool and to provide an efficient way to minimize travel time commitments.

•	Reimbursement of professional fees for legal and tax advice incurred as part of his initial employment negotiations.

Accounting and Tax Considerations

Accounting, tax and related financial implications to the Company and executives are considered during analysis of our compensation and benefits program and individual elements. Overall, the Committee seeks to balance attainment of our compensation objectives with the need to maximize current deductibility of compensation and appropriate impact on earnings and other measures of importance to shareholders. The Committee determined that the accounting and tax impacts described below were reasonable in light of our objectives.

In general, base salary, annual cash incentive bonus payments, and the costs related to benefits and perquisites are recognized as compensation expense at the time they are earned or provided. Share-based compensation expense is recognized in our consolidated statements of earnings for stock options, stock units, and performance stock awards in accordance with SFAS 123(R).

Subject to the exceptions and limits below, we deduct for federal income tax purposes all payments of compensation and other benefits to executives. We do not deduct deferred compensation until the year that the deferred compensation is paid to the executive.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the principal executive officer or any of the three most highly compensated executive officers (other than the principal executive officer or principal financial officer) unless the compensation is based on attainment of pre-established objective performance goals and certain other requirements are met. It is the Company’s preference to qualify executive compensation under Section 162(m) where we determine it is consistent with the Company’s interests and compensation objectives. Our compensation plans have generally been designed to permit awards that qualify under Section 162(m). However, the operating objectives component of the annual incentive bonus is qualitative in nature and is subject to the deduction limits of Section 162(m). In addition, stock units, other than performance stock awards, that have vesting based only on continued service are also subject to the deduction limits of Section 162(m). Amounts deferred under the Supplemental Deferred Compensation Plan are not subject to the Section 162(m) deduction limitation in the year of deferral.

Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. We have not provided any executive with tax “gross up” or other reimbursement for tax amounts the executive might be required to pay under Section 4999.

Section 409A of the Internal Revenue Code imposes additional taxes and interest on underpayments in the event an executive defers compensation under a plan that does not meet the requirements of Section 409A. We believe we are operating in good faith compliance with Section 409A and have structured our compensation and benefits programs and individual arrangements in a manner intended to comply with the requirements.

Recovery and Adjustments to Awards

In February 2007, the Company established a policy for recovery and adjustments to awards in connection with financial restatements resulting from the misconduct of an executive. Subject to the approval of the Board, the Company will require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s executive leadership team after April 1, 2007 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Post-Termination Arrangements

We have historically evaluated severance benefits for executives on a case by case basis, with no formal plan in which all executives participate. Severance arrangements are intended to provide income security in case of an involuntary termination other than for cause. Severance has typically included base salary continuation, payments in lieu of health and welfare benefits continuation, outplacement services and continued financial planning services. Severance payments typically stop or are reduced if the executive secures other employment. The Company may also grant severance benefits upon involuntary job elimination or as part of a negotiated termination of employment in exchange for a release of claims against the Company and other agreements in the Company’s interests.

Executives Other Than the CEO

The departure of our former CEO, Mr. Pressler, in January 2007, along with the Company’s business performance and external market speculation regarding corporate structure changes, created uncertainty and distraction among key executives. The Committee determined that the lack of formal income protection in the case of an involuntary termination contributed to this uncertainty. In order to mitigate the business risk from the potential departure of key executives, the Committee approved the severance benefits described on page 50 for certain executives in the case of an involuntary termination other than for cause prior to February 13, 2009. In determining the benefits for each executive, the Committee considered the individual circumstances of each executive, competitive practice at selected peer group companies and general industry, accounting and tax implications, and the potential benefits that could be received by each executive at multiple future points in time using a wealth accumulation analysis and considering both vested and unvested compensation. There are no tax gross up or enhanced benefits in the case of a change of control of the Company. The Committee believes that, based on its analysis, the benefits are appropriate and reasonable. In addition, while compensation decisions affect potential payouts under severance arrangements, this generally did not affect decisions on other compensation elements as these provisions may never come into effect.

CEO

The terms of Mr. Murphy’s post-termination severance benefits were determined through the course of arms-length negotiations of his employment agreement. As part of these negotiations, the Committee analyzed the same factors described above for executives other than the CEO in determining amounts payable and triggering events. We entered into the termination of employment provisions in order to address competitive concerns when Mr. Murphy was recruited by providing fixed compensation amounts that would offset the potential risk of joining the Company and foregoing other opportunities. Enhanced benefits in the case of a change of control of the Company were also included for the same reasons and to help ensure retention of Mr. Murphy and continuity in the case of a potential or actual change of control. The Committee determined based on its analysis that the benefits and structure are well within normal competitive practice, reasonable and appropriate for the circumstances, and necessary to attract Mr. Murphy to the Company. The provisions are described in more detail on page 48.

Compensation Committee Report

The Compensation and Management Development Committee (the “Committee”) has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2008 and the Proxy Statement for the 2008 annual meeting of shareholders.

Howard P. Behar (Chair)

Adrian D.P. Bellamy

Bob L. Martin

Jorge P. Montoya

Summary Compensation Table

The following table shows compensation information for fiscal 2007, which ended February 2, 2008, for our CEO, CFO and the three other most highly compensated executive officers at year-end, as well as certain former executive officers of the Company, as required under Securities and Exchange Commission rules (“named executive officers”). The table also shows compensation information for fiscal 2006, which ended February 3, 2007, for those named executive officers who also were named executive officers in fiscal 2006.

Name and Principal Position (1)	Fiscal	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	Year	($)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($) (7)	($)

Glenn K. Murphy	2007	$755,769	$2,137,363	$1,398,594	$1,617,279	$0	$0	$363,593	$6,272,598
Chairman and CEO

Sabrina L. Simmons	2007	499,712	0	413,549	39,000	643,566	0	17,110	1,612,937
EVP and CFO

Marka V. Hansen	2007	900,000	0	1,854,596	389,733	1,265,625	0	56,721	4,466,675
President, Gap NA	2006	752,884	0	149,455	864,599	738,904	439	52,112	2,558,393

Dawn Robertson	2007	900,000	0	642,646	854,092	0	0	1,037,689	3,434,427
President, Old Navy	2006	242,308	300,000	1,324	225,409	0	0	134,582	903,623

Lauri M. Shanahan	2007	650,000	0	759,428	253,023	907,116	0	36,861	2,606,428
EVP, Chief Legal and Administrative Officer

Former Executive Officers

Robert J. Fisher	2007	0	0	99,989	24,553	0	0	166,359	290,901
Former President and CEO	2006	0	0	99,991	37,135	0	0	162,665	299,791

Byron H. Pollitt, Jr.	2007	443,269	0	0	(102,188)	0	0	209,904	550,985
Former EVP and CFO	2006	710,096	0	1,988	692,385	0	0	423,679	1,828,148

Footnotes

(1)

In August 2007, Mr. Murphy became our Chairman and CEO, and Mr. Fisher ceased his duties as Chairman and Interim President and CEO. In September 2007, Ms. Simmons became our acting CFO and Mr. Pollitt ceased to be our CFO. Ms. Robertson and Ms. Shanahan ceased to be executive officers of the Company in February and March 2008, respectively.

Robert J. Fisher was compensated as our Chairman and a non-employee director, but did not receive any additional compensation for services provided as our Interim President and CEO. The amounts reflected for Mr. Fisher in columns (3), (4) and (7) represent his compensation for services as a director. All stock awards reported in column (3) for Mr. Fisher were granted in fiscal 2007 and fiscal 2006, and all option awards reported in column (4) for Mr. Fisher were granted prior to fiscal 2006.

Footnotes (continued)

(2)	The amount in this column for Mr. Murphy represents the one-time sign-on bonus ($1,000,000) he received in connection with joining the Company in August 2007, and a payment he received in lieu of an annual bonus for fiscal year 2007 equal to 150% of his base salary, prorated based on his start date with the Company ($1,137,363).

The amount in this column for Ms. Robertson reflects the one-time sign-on bonus she received in connection with joining the Company in October 2006.

(3)	This column represents the compensation expense recognized for financial statement reporting purposes in fiscal 2007 and fiscal 2006 for any stock awards granted in fiscal 2007 and in prior fiscal years, in accordance with SFAS 123(R). The amounts also include the compensation expense recognized by the Company in fiscal 2007 for the performance stock awards earned but not granted until March 2008 (see “Long-Term Incentives” beginning on page 31 for details on performance stock awards). These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 9, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 28, 2008 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table in this Proxy Statement and in our 2007 Proxy Statement for information on awards actually granted in fiscal 2007 and fiscal 2006.

(4)	This column represents the compensation expense recognized for financial statement reporting purposes in fiscal 2007 and fiscal 2006 for any option awards granted in fiscal 2007 and in prior fiscal years, in accordance with SFAS 123(R). These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executives. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. In addition, in the case of Mr. Pollitt, the amounts do not include the compensation expense we recognized in fiscal 2007 and fiscal 2006 in connection with the cash portion of tender offer payments made to him (described in footnote (7)(j) below); the tender offer cash payments to Mr. Pollitt are fully reflected in column (7). In addition, in the case of Mr. Pollitt, the compensation expense includes compensation expense reversed for forfeited options, resulting in a negative number. Please refer to Note 9, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 28, 2008 for the relevant assumptions used to determine the compensation cost of our stock and option awards. Please refer to the Grants of Plan-Based Awards table in this Proxy Statement and in our 2007 Proxy Statement for information on awards actually granted in fiscal 2007 and fiscal 2006.

(5)	The amounts in this column for Mses. Simmons, Hansen, and Shanahan reflect the amounts they earned in fiscal 2007 and fiscal 2006 under the Company’s annual incentive bonus plan.

(6)	This column represents above-market rate earnings on our nonqualified deferred compensation plans, determined pursuant to SEC rules. Please refer to the Nonqualified Deferred Compensation table for additional information on deferred compensation earnings. In fiscal 2007, no above-market or preferential interest rate options were available on deferred compensation.

(7)	The amounts shown in the All Other Compensation column are detailed in the following table:

Name	Fiscal Year	Personal Use of Airplane (a)	Financial Counseling (b)	Tax Payments (c)	Deferred Compensation Plan Match (d)	401(k) Plan Match (e)	Disability Plan (f)	Life Insurance (g)	Relocation (h)	Gift Matching (i)	Other (j)	Total
Glenn K. Murphy	2007	$182,301	$10,360	$41,103	$0	$0	$486	$342	$78,001	$1,000	$50,000	$363,593
Sabrina L. Simmons	2007	0	0	0	0	9,430	781	649	0	6,250	0	17,110
Marka V. Hansen	2007	0	12,923	0	26,354	8,681	972	1,284	0	6,507	0	56,721
	2006	0	12,625	0	19,469	9,846	972	1,200	0	8,000	0	52,112
Dawn Robertson	2007	0	0	0	0	4,431	972	1,098	62,696	10,245	958,247	1,037,689
	2006	0	0	42,275	0	0	243	100	91,964	0	0	134,582
Lauri M. Shanahan	2007	0	12,923	0	0	9,000	972	1,266	0	12,700	0	36,861
Robert J. Fisher	2007	0	0	20,013	0	0	0	0	0	24,460	121,886	166,359
	2006	0	0	665	0	0	0	0	0	25,000	137,000	162,665
Byron Pollitt, Jr.	2007	0	8,596	0	0	5,866	0	892	0	10,050	184,500	209,904
	2006	0	12,625	0	17,931	9,851	972	1,200	0	18,850	362,250	423,679

Footnotes (continued)

(a)	The Compensation and Management Development Committee determined that it was appropriate to provide Mr. Murphy use of a Company airplane for limited personal use (not to exceed $250,000 in incremental cost to the Company for fiscal 2007). As required by SEC rules, the amounts shown are the incremental cost to the Company of personal use of a Company airplane that is calculated based on the variable operating costs to the Company, including fuel costs, mileage, trip-related maintenance, and other miscellaneous variable costs. Since the Company airplane is primarily used for business travel, fixed costs which do not change based on usage, such as the pilot’s salary and maintenance costs unrelated to the trip, are excluded.

(b)	We provide executive officers access to financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual cost for those services.

(c)	For Mr. Murphy, reflects tax reimbursement payments related to personal use of the Company airplane ($9,542) and tax reimbursement related to relocation expenses paid for him in connection with his move from the Toronto area to the San Francisco Bay Area ($31,561).

For Ms. Robertson, reflects reimbursements paid to her for tax equalization expenses related to her move from Australia to California.

For Mr. Fisher, the amount in this column for fiscal 2006 reflects tax gross-up payments for travel reimbursement for spousal travel to Board related events, and the amount for fiscal 2007 reflects tax gross-up payments for imputed income resulting from Company-provided personal security services.

(d)	These amounts represent Company matching contributions under the Company’s non-qualified Supplemental Deferred Compensation Plan for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($225,000 for calendar year 2007), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.

(e)	These amounts represent Company matching contributions under the Company’s 401(k) Plan.

(f)	These amounts represent premium payments for executive supplemental long-term disability insurance, which increases income replacement to 50% of base salary up to a maximum payment of $25,000 per month.

(g)	These amounts represent premiums paid for life insurance provided to employees at the Director-level and above, which provides coverage of three times base salary up to a maximum of $2 million.

(h)	These amounts represent reimbursements paid for company housing and relocation expenses for Mr. Murphy and Ms. Robertson related to their respective moves from Canada and Australia to California.

(i)	These amounts represent Company matching contributions under the Company’s Gift Match Program, available to all employees, under which contributions to eligible nonprofit organizations are matched by the Company, up to certain annual limits. In fiscal 2007, the limit for the named executive officers was $15,000, with the exception of Mr. Murphy and Mr. Fisher who had annual matching limits of $100,000 and $25,000, respectively. These amounts also represent payments made pursuant to our Board Service Program that matches nonprofit board service by Senior Director or above level employees with contributions to eligible nonprofit organizations, up to an annual limit of $10,000. The annual gift match eligibility limits are based on the executive’s original donation date; however, in some cases the Company does not process the executive’s match request until the next fiscal year. To ensure that all gift match amounts are reported, the reported amounts are based upon the date that the executive requests a match from the Company. As a result, in some cases the reported amount appears higher than the gift match eligibility.

(j)	The amount in this column for Mr. Murphy reflects reimbursement of attorney fees he incurred in connection with the negotiation of his employment arrangement when he joined the Company.

The amount in this column for Ms. Robertson reflects the additional severance that the Company agreed to pay her in connection with the termination of her employment with the Company in February 2008. Ms. Robertson was not employed on the Company’s payment date for bonuses related to the 2007 performance period, and she did not receive a bonus.

The amounts in this column for Mr. Fisher reflect Board retainer and meeting fees of $99,500 in fiscal 2007 and $137,000 in fiscal 2006 earned by him for service on the Company’s Board of Directors. The fiscal 2007 number in this column for Mr. Fisher also reflects the incremental cost to the Company of personal security services and internet set-up services provided to Mr. Fisher while serving as our acting CEO ($22,386).

The amounts in this column for Mr. Pollitt reflect cash payments earned by him during fiscal 2006 and fiscal 2007 related to participation in a tender offer. The tender offer was instituted in November 2005 to allow employees holding eligible stock options the opportunity to avoid unintended negative tax consequences as a result of Section 409A of the Internal Revenue Code and proposed regulations issued thereunder. For more details on the tender offer, please see the footnotes to the Summary Compensation Table in our 2006 Proxy Statement.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal 2007, which ended on February 2, 2008. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($) or (#)	Target ($) or (#)	Maximum ($) or (#)
Glenn K. Murphy	8/3/2007	7/23/2007	—	—	—	500,000 (shares)	1,000,000 (shares)	2,000,000 (shares)	—	—	—	$16,440,000
	8/3/2007	7/23/2007	—	—	—	—	—	—	—	2,000,000	$18.91	$8,891,200
	8/3/2007	7/23/2007	—	—	—	—	—	—	—	2,000,000	$16.44	$10,480,800
Sabrina L. Simmons	2/13/2007	2/13/2007	—	—	—	—	—	—	25,000	—	—	$497,750
	1/16/2008	1/16/2008	—	—	—	—	—	—	125,000	—	—	$2,180,000
	N/A	—	—	$323,757	$647,514	—	—	—	—	—	—	—
	N/A	—	—	—	—	$87,184	$174,368	$348,736	—	—	—	—
Marka V. Hansen	3/12/2007	3/12/2007	—	—	—	—	—	—	31,137	—	—	$562,957
	N/A	—	—	$675,000	$1,350,000	—	—	—	—	—	—	—
	N/A	—	—	—	—	$225,000	$450,000	$900,000	—	—	—	—
Dawn Robertson	N/A	—	—	$675,000	$1,350,000	—			—	—	—	—
	N/A	—	—	—	—	$225,000	$450,000	$900,000	—	—	—	—
Lauri M. Shanahan	N/A	—	—	$487,500	$975,000	—	—	—	—	—	—	—
	N/A	—	—	—	—	$130,000	$260,000	$520,000	—	—	—	—
Former Executive Officers
Robert J. Fisher	6/6/2007	6/6/2007	—	—	—	—	—	—	5,446	—	—	$99,989
Byron Pollitt, Jr.	N/A	—	—	$541,587	$1,083,173	—	—	—	—	—	—	—
	N/A	—	—	—	—	$144,423	$288,846	$577,692	—	—	—	—

Footnotes

(1)	The amounts shown in these columns reflect the estimated potential payment levels for the fiscal 2007 performance period under the Company’s annual incentive bonus plan, further described in the Compensation Discussion and Analysis section beginning on page 27. The potential payouts were performance-based and, therefore, were completely at risk. The potential target and maximum payment amounts assume achievement of 100% and 200%, respectively, of the operating objectives component of the annual incentive bonus plan, described on page 29. The potential threshold payment amount assumes 0% achievement of the operating objectives component. Mr. Murphy and Mr. Fisher were not eligible for an annual incentive plan award in fiscal 2007. Ms. Robertson and Mr. Pollitt ceased employment with the Company prior to payment of the fiscal 2007 annual incentive bonus. Mses. Simmons, Hansen, and Shanahan each received a bonus under the annual incentive bonus plan, which is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	For Mr. Murphy, the amounts in these columns reflect, in shares, the potential number of shares he may earn based on cumulative earnings goals for fiscal years 2008 through 2011, further described in the Compensation Discussion and Analysis section on page 33. In addition to the performance contingency, vesting of this award is contingent on continued service with the Company, and this restriction will lapse with respect to one-third of any earned shares on the fifth, sixth, and seventh year anniversaries of the grant date.

For executives other than Mr. Murphy, the amounts shown in these columns reflect, in dollars, the estimated potential performance stock awards for the fiscal 2007 performance period, further described in the Compensation Discussion and Analysis section beginning on page 31. Potential payouts were based on the applicable interpolated award values between the threshold, target, and maximum payout levels, divided by the closing price per share of our stock on the ultimate date of grant. The potential awards were performance-based and, therefore, completely at risk. Mr. Fisher was not eligible for a stock award in fiscal 2007. Ms. Robertson and Mr. Pollitt ceased employment with the Company prior to grant of the performance stock awards for the fiscal 2007 performance period. Ms. Shanahan ceased employment with the Company shortly after the grant of performance stock awards for the fiscal 2007 performance period, so no grant was made to her. Mses. Simmons and Hansen each received an award on March 17, 2008, in the amounts of 17,551 and 45,731, respectively. These grants will be reported in the Grants of Plan Based Awards table in our Proxy Statement for our 2009 Annual Meeting.

(3)	Mr. Fisher’s stock award was received automatically in his capacity as a non-employee director of the Company (see the Director Compensation section of this Proxy Statement).

(4)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R). Please refer to Note 9, “Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 28, 2008 for the relevant assumptions used to determine the valuation of our stock and option awards. For Mr. Murphy, this amount is based on the target amount of shares (1,000,000) at a grant date fair market value of $16.44 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2007, which ended on February 2, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Glenn K. Murphy	—	2,000,000 (a)	—	$16.44	8/3/2017	—	—	—	—
	—	2,000,000 (a)	—	18.91	8/3/2017	—	—	—	—
	—	—	—	—	—	—	—	2,000,000 (a)	$38,680,000
Sabrina Simmons	1,000	—	—	12.87	3/7/2013	—	—	—	—
	55,000	—	—	21.55	3/8/2014	—	—	—	—
	35,000	—	—	22.42	3/11/2015	—	—	—	—
	7,500	22,500 (b)	—	17.84	3/13/2016	—	—	—	—
	26,000	—	—	14.95	9/10/2011	—	—	—	—
	29,000	—	—	14.27	10/19/2011	—	—	—	—
	20,000	—	—	15.38	4/10/2012	—	—	—	—
	—	—	—	—	—	4,500 (a)	87,030	—	—
	—	—	—	—	—	10,000 (b)	193,400	—	—
	—	—	—	—	—	7,500 (c)	145,050	—	—
	—	—	—	—	—	25,000 (d)	483,500	—	—
	—	—	—	—	—	125,000 (e)	2,417,500	—	—
Marka V. Hansen	84,375	—	—	20.21	3/31/2008	—	—	—	—
	2,250	—	—	21.14	10/2/2008	—	—	—	—
	22,500	—	—	24.36	10/28/2008	—	—	—	—
	30,000	—	—	44.44	3/29/2009	—	—	—	—
	50,000	—	—	45.56	4/10/2010	—	—	—	—
	80,000	—	—	23.31	10/30/2010	—	—	—	—
	2,500	—	—	17.62	4/2/2011	—	—	—	—
	162,000	—	—	14.27	10/19/2011	—	—	—	—
	50,000	—	—	15.42	4/8/2012	—	—	—	—
	115,000	—	—	12.87	3/7/2013	—	—	—	—
	375,000	—	—	17.46	6/3/2013	—	—	—	—
	150,000	50,000 (c)	—	20.48	3/23/2014	—	—	—	—

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)

Marka V. Hansen	20,000	—		—	22.42	3/11/2015	—		—	—	—
	130,000	—		—	22.42	3/11/2015	—		—	—	—
	32,500	97,500	(d)	—	17.84	3/13/2016	—		—	—	—
	—	—		—	—	—	50,000	(f)	967,000	—	—
	—	—		—	—	—	200,000	(g)	3,868,000	—	—
	—	—		—	—	—	31,137	(h)	602,190	—	—
Dawn Robertson	150,000	450,000	(e)	—	20.85	10/30/2016	—		—	—	—
	—	—		—	—	—	100,000	(i)	1,934,000	—	—
Lauri Shanahan	42,187	—		—	$20.21	3/31/2008	—		—	—	—
	11,250	—		—	$15.16	3/31/2008	—		—	—	—
	84,375	—		—	$25.99	9/9/2008	—		—	—	—
	2,250	—		—	$21.14	10/2/2008	—		—	—	—
	31,500	—		—	$44.44	3/29/2009	—		—	—	—
	54,000	—		—	$45.56	4/10/2010	—		—	—	—
	60,000	—		—	$23.31	10/30/2010	—		—	—	—
	108,000	—		—	$14.27	10/19/2011	—		—	—	—
	30,000	—		—	$12.87	3/7/2013	—		—	—	—
	112,500	—		—	$21.55	3/8/2014	—		—	—	—
	90,000	—		—	$22.42	3/11/2015	—		—	—	—
	25,000	125,000	(f)	—	$17.84	3/13/2016	—		—	—	—
	—	—		—	—	—	50,000	(j)	967,000	—	—
	—	—		—	—	—	50,000	(k)	967,000	—	—

Former Executive Officers

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6)
Robert J. Fisher	937	—		—	$13.85	5/4/2008	—	—	—	—
	3,750	—		—	32.14	5/10/2011	—	—	—	—
	937	—		—	13.64	8/3/2008	—	—	—	—
	1,253	—		—	3.46	11/2/2008	—	—	—	—
	1,231	—		—	3.52	2/1/2009	—	—	—	—
	1,173	—		—	3.70	5/3/2009	—	—	—	—
	1,520	—		—	2.85	8/2/2009	—	—	—	—
	2,242	—		—	3.05	11/1/2009	—	—	—	—
	1,548	—		—	3.66	1/31/2010	—	—	—	—
	1,503	—		—	4.10	5/2/2010	—	—	—	—
	1,232	—		—	4.46	8/1/2010	—	—	—	—
	1,012	—		—	4.78	10/31/2010	—	—	—	—
	1,189	—		—	4.63	1/30/2011	—	—	—	—
	937	—		—	6.76	4/30/2011	—	—	—	—
	12,000	—		—	12.86	10/30/2011	—	—	—	—
	3,750	—		—	17.10	5/15/2013	—	—	—	—
	3,750	—		—	22.18	5/13/2014	—	—	—	—
	2,088	—		—	5.63	7/30/2011	—	—	—	—
	2,205	—		—	5.03	10/29/2011	—	—	—	—
	—	7,500	(g)	—	21.04	5/11/2015	—	—	—	—
Byron H. Pollitt, Jr.	—	—		—	—	—	—	—	—	—

Footnotes
(1)	The following footnotes set forth the vest dates for the outstanding option awards (vesting generally depends upon continued employment):
	(a)	Options vest at a rate of 200,000 on 8/3/2008, 300,000 on 8/3/2009, 300,000 on 8/3/2010, 400,000 on 8/3/2011, 400,000 on 8/3/2012 and 400,000 on 8/3/2013.
	(b)	Options vest 7,500 on 3/13/2008, 7,500 on 3/13/2009 and 7,500 on 3/13/2010.
	(c)	Options vest on 3/23/2008.
	(d)	Options vest 32,500 on 3/13/2008, 32,500 on 3/13/2009 and 32,500 on 3/13/2010.
(e)

150,000 options vested on 10/30/2007 and 450,000 options would have vested on 10/30/08, 10/30/09, and 10/30/10. The unvested portion of Ms. Robertson’s award was cancelled upon her departure from the Company in February 2008.

(f)

Options vest 25,000 on 3/13/2008, 50,000 on 3/13/2009, and 50,000 on 3/13/2010. Upon Ms. Shanahan’s departure from the Company in March 2008, 50,000 unvested options were accelerated pursuant to her severance agreement and the remaining unvested options were cancelled.

	(g)	Options vest on 5/11/2008.
(2)

The exercise price of the options granted prior to fiscal 2007 was equal to the average of the high and low stock prices for our common stock as reported in New York

Stock Exchange (NYSE) – Composite Transactions for the date of grant. Beginning in fiscal 2007, the exercise price was determined using the closing price of the

Company’s stock on the effective date of the grant.

  Footnotes (continued)

(3)	The following footnotes set forth the vest dates for the outstanding stock awards (vesting generally depends upon continued employment):
	(a)	Award vests on 3/11/2008.
	(b)	Award vests on 5/9/2008.
	(c)	Award vests at a rate of 50% on 11/28/2008 and 50% on 11/28/2009.
	(d)	Award vests at a rate of 50% on 2/13/2009 and 50% on 2/13/2010.
	(e)	Award vests at a rate of 50% on 1/16/2010 and 50% on 1/16/2011.
	(f)	Award would have vested at a rate of 50% on 4/24/2008 and 50% on 4/24/2009 if certain cumulative earnings per share targets had been met. The targets were not met and this award was cancelled.
	(g)	Award vests at a rate of 50% on 2/1/2009 and 50% on 2/1/2010.
	(h)	Award vests at a rate of 50% on 3/12/2009 and 50% on 3/12/2010.
	(i)	Award would have vested at a rate of 50% on 2/2/2009 and 50% on 2/2/2010. Ms. Robertson’s award was cancelled upon her departure from the Company in February 2008.
	(j)	Award vests at a rate of 50% on 11/28/2008 and 50% on 11/28/2009. Upon Ms. Shanahan’s departure from the Company in March 2008, 25,000 unvested awards were accelerated pursuant to her severance agreement and the remaining unvested awards were cancelled.
	(k)	Award vests at a rate of 50% on 2/2/2009 and 50% on 2/2/2010. Upon Ms. Shanahan’s departure from the Company in March 2008, 25,000 unvested awards were accelerated pursuant to her severance agreement and the remaining unvested awards were cancelled.

(4)	Represents the last closing price of our common stock as of February 2, 2008 ($19.34) multiplied by the number of stock awards.

(5)	(a)	Represents the maximum numbers of shares that may be earned. Vesting of this award is contingent on achievement of a cumulative earnings goal for fiscal years 2008 through 2011. In addition to the performance contingency, vesting of this award is contingent on continued service with the Company, and this restriction will lapse with respect to one-third of any earned shares on the fifth, sixth, and seventh year anniversaries of the grant date.

(6)	Represents the last closing price of our common stock as of February 2, 2008 ($19.34) multiplied by the number of stock awards.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2007, which ended on February 2, 2008.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Glenn K. Murphy	0	$0	0		$0
Sabrina L. Simmons	40,000	352,540	0		0
Marka V. Hansen	22,500	114,612	0		0
Dawn Robertson	0	0	0		0
Lauri M. Shanahan	65,000	528,737	0		0
Former Executive Officers
Robert J. Fisher	0	0	5,542	(1)	101,743
Byron H. Pollitt, Jr.	668,750	1,408,481	0		0

Footnotes
(1)

These shares have not been issued to Mr. Fisher. They represent the stock units and related dividend equivalent shares earned by Mr. Fisher as a non-employee director, which are subject to a three-year deferral period. Following the deferral period, shares in an amount equal in value to the stock units, including units acquired through dividend equivalent reinvestment, will be issued to Mr. Fisher unless a further deferral election has been made; provided, however, that shares and accumulated dividend equivalents will be issued immediately upon Mr. Fisher’s resignation or retirement as a non-employee director.

Nonqualified Deferred Compensation

The table below provides information on the non-qualified deferred compensation activity for the named executive officers in fiscal 2007, which ended on February 2, 2008:

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (4)
Glenn K. Murphy	$25,385	$0	$(390)	$0	$24,995
Sabrina L. Simmons	0	0	0	0	0
Marka V. Hansen	94,846	26,354	191,375	0	2,603,419
Dawn Robertson	119,423	0	(3,307)	0	131,799
Lauri M. Shanahan	0	0	96,521	0	2,306,740
Former Executive Officers
Robert J. Fisher	0	0	10,528	0	149,068
Byron H. Pollitt, Jr.	12,462	0	1,006	0	55,235

Footnotes
(1)	These amounts are included in the “Salary” column or, in the case of Mr. Fisher, in the “All Other Compensation” column of the Summary Compensation Table.
(2)

Footnote (7)(d) to the Summary Compensation Table shows matching contributions under the Company’s Supplemental Deferred Compensation Plan (“SDCP”) for base salary deferrals representing the excess of the participant’s base pay over the current IRS qualified plan limit ($225,000 for calendar year 2007), which are matched at up to 4%, the same rate as is in effect under the Company’s 401(k) plan.

(3)	In fiscal 2007, no above-market or preferential interest rate options were available on deferred compensation.
(4)

A portion of these amounts were previously reported as deferred compensation in the Nonqualified Deferred Compensation and Summary Compensation tables in our 2007 Proxy Statement. The remaining aggregate amounts due to our former executive officers will be paid six months following their respective terminations of service to the Company pursuant to the “key employee” requirements of Section 409A of the Internal Revenue Code, adjusted for any change in value between the termination date and the payment date.

Potential Payments Upon Termination

Glenn Murphy

On July 25, 2007, the Company and Glenn Murphy, our Chairman and CEO, executed an employment agreement (the “Employment Agreement”) in connection with Mr. Murphy joining the Company. The Employment Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on July 26, 2007. The Employment Agreement generally provides the following severance benefits, contingent on Mr. Murphy signing a release of claims:

Without a Change in Control: If Mr. Murphy is involuntarily terminated without Cause, or Mr. Murphy terminates his employment for Good Reason or due to a Material Diminution of Responsibilities, other than in connection with a Change in Control of the Company (each as defined in the Employment Agreement), he will be eligible for:

i.	His then current salary for twenty-four months (the “severance period”). Severance period payments will cease if Mr. Murphy accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if he breaches his obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Severance period payments will be reduced by any cash compensation Mr. Murphy earns during the severance period from other employment or professional relationship with a non-competitor other than up to $500,000 per 12-month period earned for providing director and/or consulting services to a non-competitor while Mr. Murphy is unemployed.

ii.	A prorated bonus in the year of termination if earned, plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years, subject to cessation or offset as noted under paragraph (i) above.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which he is receiving payments under paragraph (i) above.

iv.	Acceleration of 25% of the unvested portion of the stock options granted on his start date.

Following a Change in Control: If Mr. Murphy is involuntarily terminated without Cause in connection with or within twelve months after a Change in Control of the Company, he terminates his employment for Good Reason within twelve months after a Change in Control, or he terminates his employment due to a Material Diminution of Responsibilities within 30 days after the six month anniversary of a Change in Control (each as defined in the Employment Agreement), he will be eligible for:

i.	A lump sum equivalent to his then current salary for twenty-four months.

ii.	A prorated bonus in the year of termination if earned plus bonuses at an annual maximum of 150% of base salary if earned for the next two fiscal years.

iii.	Should Mr. Murphy elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium.

iv.	Acceleration of any unvested portion of the stock options granted to him on his start date with the Company.

v.	If the termination is after fiscal year 2009, acceleration of a portion of the performance share award granted to him on his start date with the Company if the prorated performance metrics set forth in that award have been met.

The table below shows the amounts that Mr. Murphy would be eligible for in a non-Change in Control scenario and in a Change in Control scenario under the agreement described above, assuming that the termination occurred on February 2, 2008, the last day of our 2007 fiscal year.

Potential Severance Payment Eligibility for Glenn Murphy
Description	No Change in Control (as defined in Employment Agreement)	Change in Control (as defined in Employment Agreement)
Cash Payments Related to Salary (1)	$3,000,000	$3,000,000
Cash Payments Related to Bonus	5,637,363	5,637,363
Health Benefits	18,818	18,818
Stock Option Vesting Acceleration (2)	1,665,000	6,660,000
Stock Award Vesting Acceleration	0	0
Total	10,321,181	15,316,181

Footnotes
(1)	Does not include the deferred compensation that Mr. Murphy would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.
(2)

Reflects the aggregate intrinsic value (i.e., the stock price minus the exercise price) of all unvested options that would have become exercisable if Mr. Murphy’s employment had been terminated on February 2, 2008 (based on the last closing price of our common stock as of that date).

Marka Hansen, Byron Pollitt, Jr., Lauri Shanahan and Sabrina Simmons

The Company entered into agreements in early 2007 with Ms. Hansen, Mr. Pollitt and Ms. Shanahan, and in February 2008 with Ms. Simmons, providing for certain severance benefits in the case of an involuntary termination other than for Cause (as defined in the agreements) prior to February 13, 2009. Ms. Hansen’s and Ms. Shanahan’s agreements were filed as exhibits to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 12, 2007. Mr. Pollitt’s agreement was filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on March 14, 2007. Ms. Simmons’ agreement was filed as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on February 12, 2008. The benefits generally include:

i.	The executive’s then current salary for eighteen months (the “severance period”). Severance period payments will cease if the executive accepts other employment or professional relationship with another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually, or if the executive breaches his or her obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees). Severance period payments will be reduced by any compensation the executive receives during the severance period from other employment or professional relationship with a non-competitor.

ii.	Should the executive elect to continue health coverage through COBRA, reimbursement for a portion of the COBRA premium during the period in which the executive is receiving payments under paragraph (i) above.

iii.	During the period in which the executive is receiving payments under paragraph (i) above, reimbursement for his or her costs to maintain the financial counseling program the Company provides to senior executives.

iv.	For Ms. Hansen, Mr. Pollitt and Ms. Shanahan, the vesting of stock options and stock awards that otherwise would not have vested as of the executive’s termination date, pursuant to the following schedule: (a) if the executive had been terminated during the period from February 13, 2007 to August 12, 2007, the stock options and stock awards that would have vested from the date of termination up to and including February 12, 2009; and (b) if the executive is terminated during the period from August 13, 2007 up to and including February 12, 2009, the stock options and stock awards that would have vested from the date of termination up to and including the date 18 months from the termination date. For Ms. Simmons, the vesting of stock options and stock awards that otherwise would have vested from the date of termination up to and including the date 18 months from the termination date. These provisions are not applicable to any stock options or stock awards that have performance-based vesting.

Mr. Pollitt voluntarily resigned from the Company in August 2007 and was not entitled to any severance benefits under his agreement described above.

For Ms. Shanahan, the table below shows the amounts that she is eligible to receive under the agreement described above as a result of the termination of her employment with the Company in March 2008.

For Ms. Hansen and Ms. Simmons, the table below shows the amounts that they each would be eligible to receive under the agreements described above assuming that they had been terminated without Cause on February 2, 2008, the last day of our 2007 fiscal year.

Potential Severance Payment Eligibility for Marka Hansen and Sabrina Simmons and Actual Severance Payment Eligibility for Byron Pollitt and Lauri Shanahan
Description	Ms. Hansen	Ms. Simmons (4)	Mr. Pollitt	Ms. Shanahan
Cash Payments (1)	$1,350,000	$1,012,500	$0	$1,025,000
Health Benefits	10,645	14,723	0	14,723
Financial Counseling	19,740	0	0	20,250
Stock Option Vesting Acceleration (2)	97,500	22,500	0	92,000
Stock Award Vesting Acceleration (3)	2,235,085	594,705	0	984,000
Total	3,712,970	1,644,428	0	2,135,973

Footnotes
(1)

Cash payments represent income continuation for 18 months. The amount for Ms. Shanahan also includes an additional $50,000 of severance paid upon termination. The amounts for Ms. Hansen and Ms. Shanahan do not include the deferred compensation they would also be entitled to receive upon termination, as described in the Nonqualified Deferred Compensation section, above.

(2)

Reflects the aggregate intrinsic value (i.e., the stock price minus the exercise price) of all unvested options that became or would have become exercisable on the applicable termination date (based on the closing prices of our common stock as of the applicable termination date).

(3)

Reflects the value of all unvested stock awards that became or would have become vested on the applicable termination date (based on the closing price of our common stock on the applicable termination date).

(4) .

Prior to entering into the agreement described above in connection with her appointment as CFO, Ms. Simmons was eligible to receive severance benefits under the Company’s Executive Transition Benefits Plan, including up to 12 months of base salary income continuation if her employment had been terminated without cause. This table and the description above reflect Ms. Simmons’ current severance agreement, even though entered into after the end of our 2007 fiscal year, in order to provide a more accurate presentation of Ms. Simmons’ current potential severance payment eligibility as CFO.

Dawn Robertson

In October 2006, we entered into an agreement with Ms. Robertson regarding her employment with the Company. Ms. Robertson’s agreement was filed as an exhibit to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on June 12, 2007. The agreement provided that, in the event Ms. Robertson’s employment is involuntarily terminated from the Company for reasons other than for Cause prior to the second anniversary of her employment, the Company will pay her then current salary to her for six months (the “severance period”). Severance payments will cease if Ms. Robertson accepts new employment or establishes any other professional relationship (e.g. a consulting relationship) for which she is compensated during the severance period or if she breaches her obligations to the Company (e.g. duty to protect confidential information, agreement not to solicit Company employees).

Ms. Robertson’s employment with the Company was terminated in February 2008. Pursuant to her agreement described above, she is eligible to receive up to $450,000 (six months of her then current salary). Ms. Robertson was not employed on the Company’s payment date for bonuses related to the 2007 performance period, and she did not receive a bonus. The Company agreed to pay her additional severance of $958,247.

Equity Compensation Plan Information

The following table provides information as of February 2, 2008 about shares of our common stock which may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of our Board of Directors under all of our equity compensation plans, including the 2006 Long-Term Incentive Plan, the 2002 Stock Option Plan, the Employee Stock Purchase Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan.

Equity Plan Summary

	Column (A)		Column (B)	Column (C)
Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity Compensation Plans Approved by Security Holders (1)	33,219,007	(2)	$20.09	89,512,468	(3)

Equity Compensation Plans Not Approved by Security Holders (4)	15,460,616	(5)	22.52	854,609
Total	48,679,623		21.03	90,367,077

Footnotes
(1)	These plans consist of our 2006 Long-Term Incentive Plan (the “2006 Plan”) and Employee Stock Purchase Plan (the “ESPP”).
(2)

This number excludes 323,955 shares that were issued at the end of the most recent ESPP purchase period, which began on December 1, 2007 and ended on February 29, 2008, after the end of our 2007 fiscal year. This number also excludes shares that may be issued upon satisfaction of performance targets under our annual incentive bonus plan program because the number of shares that could be issued will be based upon the per share value of our stock on the ultimate date of grant.

(3)	This number includes 3,803,117 shares that were available for future issuance under the ESPP at the end of our 2007 fiscal year, including the 323,955 shares described in footnote 2, above.
(4) .

These plans consist of the 2002 Stock Option Plan, the Nonemployee Director Deferred Compensation Plan (terminated in September 2005) and the UK Employee Stock Purchase Plan (the “UK Plan”), which are described below.

(5)	Rights to purchase shares for the current purchase period under the UK Plan began accruing on November 3, 2007; however, the number of shares to be issued and the purchase price will not be known until after April 30, 2008 (the next purchase date). This number includes the 76,232 stock options that remain outstanding under the Nonemployee Director Deferred Compensation Plan that was terminated in September 2005.

Our 2006 Long-Term Incentive Plan and our Employee Stock Purchase Plan were approved by our shareholders. The three plans described below were not required to be approved by our shareholders.

•	2002 Stock Option Plan

Our Board of Directors originally approved the 2002 Stock Option Plan (the “2002 Plan”), formerly known as “Stock Up On Success, The Gap, Inc.’s Stock Option Bonus Program,” effective as of January 1, 1999. The 2002 Plan was intended to increase incentives and to encourage share ownership on the part of eligible non-officer regular employees of the Company and its affiliates by providing limited grants of nonqualified stock options to such employees. In May 2006, the 2002 Plan was discontinued for new grants following the approval of our amended and restated 2006 Long-Term Incentive Plan by our shareholders at the 2006 Annual Meeting. Shares that were then available under the 2002 Plan transferred to the 2006 Long-Term Incentive Plan. Any outstanding awards under the 2002 Plan remain subject to the terms and conditions under the 2002 Plan. A total of 15,384,384 awards remained outstanding under the 2002 Plan as of February 2, 2008.

•	Nonemployee Director Deferred Compensation Plan

The Board of Directors originally approved the Nonemployee Director Deferred Compensation Plan (the “Director Plan”) effective as of August 26, 1997; it was most recently amended and restated effective as of December 9, 2003. The Director Plan was intended to increase incentives and to encourage share ownership on the part of non-employee directors, to provide them with the opportunity to defer compensation on a pre-tax basis, and to further the growth and profitability of the Company. In response to Section 409A of the Internal Revenue Code and proposed regulations issued thereunder, the Company suspended use of the Director Plan in January 2005 and then terminated it in September 2005.

•	UK Employee Stock Purchase Plan

The Board of Directors approved the UK Employee Stock Purchase Plan (the “UK Plan”) effective as of September 2000. The UK Plan is intended to enable eligible employees in the United Kingdom to acquire shares, thereby giving them a continuing stake in the Company. Under the UK Plan, all eligible employees may purchase shares at a price equal to the lower of the market value of a share on the first or last day of each six-month purchase period. “Market Value” generally means the closing price of a share on the New York Stock Exchange. We also provide each participant a match of one share for every seven shares purchased under the UK Plan. Participants generally must hold any matching shares received under the UK Plan for at least three years. Participants pay for their share purchases under the UK Plan through payroll deductions of between £10 to £125 per month, not to exceed the lesser of £750 per six-month purchase period or 10% of their eligible salary per tax year (as defined in the UK Plan). A total of 1,000,000 shares previously have been reserved for issuance under the UK Plan, of which 854,609 remain available as of February 2, 2008 for future issuance. (£ is the currency symbol for the United Kingdom pound).

OTHER INFORMATION

Policies and Procedures with Respect to Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. The Compensation and Management Development Committee’s charter requires that the members of that Committee, all of whom are independent directors, approve all of the Company’s executive compensation policies and programs and all compensation awarded to executive officers. The Audit and Finance Committee’s charter requires that the members of the Audit and Finance Committee, all of whom are independent directors, review and approve transactions with the Company involving management and/or members of the Board of Directors that are not otherwise subject to the approval of the Compensation and Management Development Committee and would require disclosure under Securities and Exchange Commission rules. In the event a transaction involves a committee member, that member will recuse him or herself from the approval of the transaction.

In addition, the Audit and Finance Committee oversees the Company’s Corporate Compliance Program, which includes procedures for the (i) receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and (ii) confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and other matters under the Company’s Code of Business Conduct.

Certain Relationships and Related Transactions

We generally use a competitive bidding process for construction of new stores, expansions, relocations and major remodels (major store projects). In addition, we utilize a construction industry standard stipulated sum, non-exclusive agreement with our general contractors. Fisher Development, Inc. (“FDI”), a company that is wholly owned by the brother of Donald G. Fisher, Founder and Chairman Emeritus, and the brother’s immediate family, is one of our qualified general contractors. The stipulated sum agreement sets forth the terms under which our general contractors, including FDI, may act in connection with our construction activities. We paid to FDI approximately $300,000 in fiscal 2007. There was approximately $100,000 due to FDI at February 2, 2008. The Audit and Finance Committee of the Board reviews this relationship periodically.

In October 2001, the Audit and Finance Committee of the Board reviewed and approved the terms of agreements to lease to Doris F. Fisher, Director, and Donald G. Fisher a total of approximately 26,000 square feet of space in our One Harrison and Two Folsom San Francisco headquarter locations to display portions of their personal art collection. The agreements provide for base rent ranging from $30.00 to $42.35 per square foot per year over a 15-year term. Rental income from this leased space for fiscal 2007 was approximately $1 million. We believe that these rental rates were at least competitive when the agreements were entered into. The agreements also provide us and our employees significant benefits, including use of the space on a regular basis for corporate functions at no charge.

In August 2007, the Board of Directors authorized a $1.5 billion share repurchase program which was fully utilized in fiscal 2007. In connection with this share repurchase program, we entered into purchase agreements with individual members of the Fisher family whose ownership represented approximately 17 percent of the Company’s outstanding shares at the end of the second quarter of fiscal 2007. Multiple Fisher family members and controlled entities owned approximately 34 percent of our outstanding shares at the end of the second quarter of fiscal 2007. The shares were purchased each month at the same weighted-average market price that we paid for share repurchases in the open market. During fiscal 2007, we repurchased approximately 13 million shares of our common stock from the Fisher family for a total cost of $249 million.

In February 2008, in connection with the authorization of an additional $1 billion share repurchase program, we entered into agreements with individual members of the Fisher family to repurchase shares. The Company expects that about $158 million (approximately 16 percent) of this $1 billion share repurchase program will be purchased from these Fisher family members.

By Order of the Board of Directors,

Michelle Banks

Corporate Secretary

This Proxy Statement is printed on paper manufactured from well-managed forests, controlled sources, and recycled wood or fiber. Soy ink, rather than petroleum-based ink, is used throughout. We encourage you to recycle this document when you are finished with it.

Gap Inc.

PROXY	Gap Inc.

Annual Meeting of Shareholders — June 2, 2008

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Glenn Murphy, Michelle Banks and Sabrina Simmons, or any of them, each with full power of substitution, as proxies to vote, in accordance with the instructions set forth in this Proxy, all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 2, 2008 at 10:00 a.m. local time in San Francisco, California, and any postponements and adjournments thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

IMPORTANT — This proxy must be signed and dated on the reverse side.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THE SHARES COVERED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND, WITH RESPECT TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

See reverse for voting instructions.

ANNUAL MEETING OF SHAREHOLDERS

Monday, June 2, 2008 Two Folsom Street, San Francisco, California

10:00 a.m. Local Time

Admission Ticket

This is your admission ticket to the 2008 Annual Meeting of Shareholders of The Gap, Inc.

Presentation of this ticket on the day of the meeting will grant admission to the shareholder(s) named above.

Attendance will be limited to shareholders only.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 2, 2008.

The Gap, Inc. Notice of Annual Meeting; Proxy Statement and 2007 Annual Report are available at www.gapinc.com/public/Investors/inv_fin_annual_reports_and_proxy.htm

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK « «« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 1, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/gps — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 1, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Gap, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3.

1. Election of	01 Howard P. Behar	06 Robert J. Fisher	10 Glenn K. Murphy	☐ Vote FOR	☐ Vote WITHHELD
directors:	02 Adrian D. P. Bellamy	07 Penelope L. Hughes	11 James M. Schneider	all nominees	from all nominees
	03 Domenico De Sole	08 Bob L. Martin	12 Mayo A. Shattuck III	(except as marked)
	04 Donald G. Fisher	09 Jorge P. Montoya	13 Kneeland C. Youngblood
05 Doris F. Fisher

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. Ratify the appointment of Deloitte & Touche LLP as the registered public accounting firm for the fiscal year ending January 31, 2009.	☐ For	☐ Against	☐ Abstain

3. An Amendment to our Employee Stock Purchase Plan to increase the number of shares of our common stock available for issuance thereunder from 24,500,000 to 32,500,000.	☐ For	☐ Against	☐ Abstain

4. Such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2 AND 3.
Address Change? Mark Box ☐ Indicate changes below:	Date: , 2008

Signature(s) in Box

NOTE: Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.